EXHIBIT 10.2
EXECUTION COPY

CREDIT AGREEMENT
dated as of June 8, 2007
among
NRG HOLDINGS, INC.,
as Borrower,
THE LENDERS PARTY HERETO,
CREDIT SUISSE SECURITIES (USA) LLC
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Book Runners and Joint Lead Arrangers,
CREDIT SUISSE,
as Administrative Agent and Collateral Agent,
and
CITIGROUP GLOBAL MARKETS INC.,
as Syndication Agent

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Affiliate Subordination Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Lender Addendum
Exhibit G	Form of Mortgage
Exhibit H	Form of Perfection Certificate
Exhibit I	Form of Non-Bank Certificate
Exhibit J	Form of Note

Schedule 1.01(c)	Existing Commodity Hedging Agreements
Schedule 1.01(e)	Existing Non-Recourse Indebtedness
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices
Schedule 3.23(b)	Rate Proceedings
Schedule 3.23(d)	FERC Matters
Schedule 3.23(g)	Designated Facilities
Schedule 5.09(b)	Title Insurance and Survey Requirements
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens

     CREDIT AGREEMENT dated as of June 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among NRG HOLDINGS, INC., a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto, CREDIT SUISSE SECURITIES (USA) LLC and CITIGROUP GLOBAL MARKETS INC., as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), CREDIT SUISSE, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”), and CITIGROUP GLOBAL MARKETS INC., as syndication agent (in such capacity, the “Syndication Agent”).
     The parties hereto agree as follows:
ARTICLE I.
Definitions
     SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Acceptable Financial Counterparty” shall mean any Person who, at the time the applicable Eligible Commodity Hedging Agreement is entered into, (a) in the ordinary course enters into financial derivative (including commodity hedge, swap, future or option) or commodity transactions (including power purchase/tolling agreements) and (b) (i) has a corporate rating of A- or higher by S&P and a corporate family rating of A3 or higher by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either of such rating agencies is not then in the business of providing such ratings), or (ii) whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice for similarly situated Persons from Persons that have the ratings described in clause (i) above.
     “Acceptable Power Counterparty” shall mean (a) Reliant Energy Inc., TXU Corp. and each of their respective Affiliates and (b) any Person who, at the time the applicable Eligible Commodity Hedging Agreement is entered into, (i) in the ordinary course purchases or sells power and (ii) (A) has a corporate rating of BBB- or higher by S&P and a corporate family rating of Baa3 or higher by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either of such ratings agencies is not then in the business of providing such ratings), or (B) whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice for similarly situated Persons from Persons that have the ratings described in clause (A) above.
     “Account” shall have the meaning assigned to such term in the UCC.
     “Additional Non-Recourse Indebtedness” shall mean secured or unsecured Indebtedness for borrowed money of a subsidiary of the Company that is not an Opco Loan Party; provided that
     (a) except as provided below, such Indebtedness is without recourse to the Borrower, the Company or any other Restricted Subsidiary or to any property or assets of the Borrower, the Company or any other Restricted Subsidiary (other than, in each such case, another Restricted Subsidiary (other than the Company) (x) which is the direct parent or a direct or indirect subsidiary of the subsidiary that directly incurred or issued such Indebtedness (the “Issuing Subsidiary”) (except if the Issuing Subsidiary has incurred or issued such Indebtedness in the form of a Guarantee) or (y) that is a Restricted Subsidiary that itself has Non-Recourse Indebtedness (except if such Restricted Subsidiary has incurred or issued such Indebtedness in the form of a Guarantee) or is the direct parent or a direct or indirect subsidiary of an Issuing Subsidiary that itself has Non-Recourse Indebtedness (except if such Non-Recourse Indebtedness of such Issuing Subsidiary is in the form of a Guarantee)); provided, that a Restricted Subsidiary that is the parent of an Excluded Project Subsidiary and owns no assets other than the Equity Interests in such Excluded Project Subsidiary, Equity Interests in other Excluded Subsidiaries and any de minimis assets may incur Additional Non-Recourse Indebtedness that is guaranteed by such Excluded Project Subsidiaries and such Excluded Project Subsidiaries may incur Additional Non-Recourse Indebtedness in the form of a Guarantee of such Restricted Subsidiary’s Additional Non-Recourse Indebtedness,
     (b) neither the Borrower, the Company nor any other Restricted Subsidiary (other than another Restricted Subsidiary (other than the Company) (x) which is the direct parent or a direct or indirect subsidiary of the Issuing Subsidiary (except if the Issuing Subsidiary has incurred or issued such Indebtedness in the form of a Guarantee) or (y) that is a Restricted Subsidiary that itself has Non-Recourse Indebtedness (except if such Restricted Subsidiary incurred or issued such Indebtedness in the form of a Guarantee) or is the direct parent or a direct or indirect subsidiary of an Issuing Subsidiary that itself has Non-Recourse Indebtedness (except if such Non-Recourse Indebtedness of such Issuing Subsidiary is in the form of a Guarantee)) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable subsidiary that is the obligor on such Indebtedness or any of its subsidiaries (other than (i) any such credit support or liability consisting of reimbursement obligations in respect of letters of credit issued under, and subject to the terms of, Section 2.23 of the Opco Credit Agreement to support obligations of such applicable subsidiary, (ii) any Investments in such applicable subsidiary made in accordance with Section 6.05 and (iii) any of those items expressly provided for in subclauses (u) through (z) of clause (e) below; provided, that a Restricted Subsidiary that is the parent of an Excluded Project Subsidiary and owns no assets other than the Equity Interests in such Excluded Project Subsidiary, Equity Interests in other Excluded Subsidiaries and any de minimis assets may incur Additional Non-Recourse Indebtedness that is guaranteed by such Excluded Project Subsidiaries and such Excluded Project Subsidiaries may incur Additional Non-Recourse Indebtedness in the form of a Guarantee of such Restricted Subsidiary’s Additional Non-Recourse Indebtedness,
     (c) no default with respect to such Indebtedness (including any rights that the holders of such Indebtedness may have to take enforcement action against a subsidiary of the Company that is not an Opco Loan Party) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower, the Company or any other Opco Loan Party (other than Indebtedness incurred pursuant to Section 6.01(a), (b) or (c) and any Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to Section 6.01(b) or (c) or with respect to obligations under any Opco Specified Hedging Agreement) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity,
     (d) the Liens securing such Indebtedness shall exist only on (i) the property and assets of any subsidiary of the Company that is not an Opco Loan Party (it being understood and agreed that a Lien granted by such subsidiary on an undivided interest owned by such subsidiary shall not be considered a Lien on assets of any other Person for the purposes of this definition), and (ii)

the Equity Interests in any subsidiary of the Company that is not an Opco Loan Party (and shall not apply to any other property or assets of the Borrower, the Company or any other subsidiary of the Company that is an Opco Loan Party), and
     (e) the lenders of such Indebtedness have been notified or have otherwise agreed in writing that they will not have any recourse to the stock or assets of the Borrower, the Company or any other Opco Loan Party, except, in the case of each of clauses (a), (b) and (d) for the following (each of which is deemed to be non-recourse for purposes of this definition): (u) pledges by the Company or any subsidiary of the Company of the Equity Interests of any Excluded Subsidiary that are directly owned by the Company or any subsidiary of the Company in favor of the agent or lenders in respect of such Excluded Subsidiary’s Additional Non-Recourse Indebtedness, (v) obligations to pay or guarantees by the Borrower, the Company or any other subsidiary of the Company in respect of a development fee, management fee, success fee, royalty or other similar obligation owed to a seller or developer (or any affiliate thereof) of a Facility in connection with the contribution or acquisition of such Facility (or of a subsidiary of the Company holding such Facility or development rights to such Facility) or development rights to such Facility to the extent such obligations or guarantees are treated as an Investment under (and are permitted by) Section 6.05(l); (w) Guarantees by the Borrower, the Company or any other subsidiary of the Company of such Indebtedness that are incurred pursuant to Section 6.01(p), (x) agreements of the Borrower, the Company or any other subsidiary of the Company to provide, or guarantees or other credit support (including letters of credit) by the Borrower, the Company or any subsidiary of the Company of any agreement of another subsidiary of the Company to provide, corporate, management, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such subsidiary, including in respect of the sale or acquisition of power, emissions credits, fuel, oil, gas or other supply of energy, (y) Guarantees of the Borrower, the Company or any other subsidiary of the Company with respect to debt service reserves established with respect to such subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee to the Borrower, the Company or any such other subsidiary and (z) contingent obligations of the Borrower, the Company or any other subsidiary of the Company to make capital contributions to such subsidiary, in the case of each of clauses (u) through (z), which are otherwise permitted hereunder.
     “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble.
     “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit A, or such other similar form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit B pursuant to which intercompany obligations and advances owed by the Borrower to any Subsidiary are required to be subordinated to the obligations hereunder (and under the other Loan Documents) pursuant to Section 6.01(f).
     “Affiliate Transaction” shall have the meaning assigned to such term in Section 6.08.
     “Agents” shall have the meaning assigned to such term in Article VIII.
     “Agreement” shall have the meaning assigned to such term in the preamble.
     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Laws” shall mean, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator or other Governmental Authority, including ERCOT, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
     “Applicable Margin” shall mean, for any day, for each Type of Term Loan, the rate per annum set forth under the relevant column heading below based upon the Consolidated Senior Leverage Ratio of the Borrower as of the relevant date of determination:

Consolidated Senior
Leverage Ratio	Eurodollar Term Loans	ABR Term Loans
Category 1
Greater than 3.50 to 1.00	2.50%	1.50%

Category 2
Less than or equal to 3.50 to 1.00	2.25%	1.25%
     Each change in the Applicable Margin resulting from a change in the Consolidated Senior Leverage Ratio of the Borrower shall be effective with respect to all Term Loans outstanding on or after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. In addition, at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, the Consolidated Senior Leverage Ratio of the Borrower shall be deemed to be in Category 1 for purposes of determining the Applicable Margin. Notwithstanding any of the foregoing, the Applicable Margin that is applicable for each Type of Term Loan at any time shall be increased by an additional 0.25% per annum for any period on or after the Funding Date during which the Company’s corporate family rating from Moody’s shall not be at least Ba3 or the Company’s corporate rating from S&P shall not be at least B+ (a “Downgrade Event”); provided that such additional 0.25% per annum increase to the Applicable Margin shall cease to apply for any period during which a Downgrade Event shall cease to exist.
     “Arrangers” shall have the meaning assigned to such term in the preamble.
     “Asset Sale” shall mean the direct or indirect (a) sale, lease (other than an operating lease), sale and leaseback, lease and leaseback, assignment (other than a collateral assignment), conveyance, transfer or other disposition (by way of merger, consolidation, casualty, condemnation, operation of law or otherwise (other than pursuant to an event that may result in a Recovery Event)) by the Borrower or any Restricted Subsidiary to any Person other than, in the case of assets not constituting Core Collateral, the Borrower, the Company or any other Opco Loan Party of (1) any Equity Interests of any of the subsidiaries of the Company (other than directors’ qualifying shares or investments by foreign nationals required by Applicable Laws) or (2) any other assets of the Borrower or any Restricted Subsidiary, including Equity Interests of any Person that is not the Borrower or a Subsidiary of the Borrower or the Company or (b) issuance of Equity Interests in any of the Restricted Subsidiaries to any Person other than the Borrower, the Company or any other Opco Loan Party; provided that (i) any asset sale or series of related asset sales described in clause (a) or (b) above of assets not constituting Core Collateral and having a value not in excess of $60,000,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement; and (ii) each of the following transactions shall be deemed not to be an “Asset Sale” for purposes of this Agreement: (A) the sale, transfer, contribution or other disposition by the Borrower or any Restricted Subsidiary of (x) damaged, worn-out, obsolete assets and scrap and (y) cash or Cash Equivalents, (B) the sale by the Borrower or any Restricted Subsidiary of power, capacity, energy, ancillary services, and other products or services, or the sale of any other inventory or contracts related to any of the foregoing, (C) the sale, lease, conveyance or other disposition for value by the Borrower or any Restricted Subsidiary of fuel or emission credits in the ordinary course of business, (D) the sale, transfer or other disposition of any assets (other than any such assets which are Collateral or Opco Collateral) in connection with a foreclosure, transfer or deed in lieu of foreclosure or other remedial action, (E) the sale, transfer, contribution or other disposition by any Restricted Subsidiary that is not an Opco Loan Party of any of its assets (other than any such assets constituting Opco Collateral) or the issuance of Equity Interests by any Subsidiary (that is not an Opco Loan Party) of such Restricted Subsidiary, in each case to any other Subsidiary of the Borrower or the Company that is not an Opco Loan Party, (F) the licensing of intellectual property, (G) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (H) the sale, transfer or other disposition of spare parts and spare parts inventory to any other Restricted Subsidiary in the ordinary course of business so long as such spare parts and spare parts inventory are required in the ordinary course operation of the transferee’s business or operations at the time of such disposition, (I) the sale, transfer, contribution, assignment, conveyance or other disposition of any assets by the Borrower or any Restricted Subsidiary to an Excluded Subsidiary or Minority Investment to the extent such sale, transfer or other disposition also constitutes an Investment in such Excluded Subsidiary that is permitted by (and made in accordance with) clause (h) or (l) of Section 6.05, and (J) any transaction described in Section 9.22 of the Opco Credit Agreement (as it exists on the date hereof).

     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit C or such other similar form as shall be approved by the Administrative Agent.
     “Attributable Debt” in respect of a sale and leaseback transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”, and shall not be deemed to be Attributable Debt.
     “Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of, without duplication:
     (i) $500,000,000 in the aggregate;
     (ii) the sum of (A) on and after the date on which the Company shall have provided its calculation of the Excess Cash Flow for the fiscal year ending December 31, 2006 pursuant to the Opco Credit Agreement, an amount equal to such Excess Cash Flow for such fiscal year multiplied by 25% and (B) for each ECF Period for which the Company shall have provided its calculation of Excess Cash Flow pursuant to the Opco Credit Agreement ending after fiscal year 2006 and prior to the Reference Date, an amount equal to the sum of the amounts calculated for each such ECF Period which is equal to (A) the Excess Cash Flow for such ECF Period minus (B) an amount equal to the Required Prepayment Percentage for such ECF Period multiplied by such Excess Cash Flow for such ECF Period;
     (iii) the amount of any capital contributions received in cash or the net cash proceeds of other equity issuances made by the Company or, following the Holdings Reorganization and the Holdings Contribution, the Borrower (other than the Holdings Contribution, any Cure Amount (as defined in the Opco Credit Agreement on the date hereof) or any amount used to make Dividends pursuant to Section 6.06(a)) during the period from and including the Business Day immediately following the Opco Credit Agreement Date through and including the Reference Date;
     (iv) the aggregate amount of all cash dividends and other cash distributions received by the Borrower, the Company or any other Opco Loan Party from any Minority Investment or Unrestricted Subsidiary after the Opco Credit Agreement Date and on or prior to the Reference Date (other than the portion of any such dividends and other distributions that is used by the Borrower, the Company or any other Opco Loan Party to pay taxes);
     (v) the aggregate amount of all cash repayments of principal and interest received by the Borrower, the Company or any other Opco Loan Party from any Minority Investment or Unrestricted Subsidiary after the Opco Credit Agreement Date and on or prior to the Reference Date in respect of loans made by the Company or any other Opco Loan Party to such Minority Investment or Unrestricted Subsidiary; and
     (vi) the aggregate amount of all Net Asset Sale Proceeds received by the Borrower, the Company or any other Opco Loan Party in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary after the Opco Credit Agreement Date and on or prior to the Reference Date, minus (b) the sum of:
     (i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 6.05(l)(ii)(A)(y) after the Closing Date and on or prior to the Reference Date;
     (ii) the aggregate amount of any Dividends made by the Borrower pursuant to Section 6.06(c) after the Closing Date and on or prior to the Reference Date;
     (iii) the aggregate amount of prepayments, repurchases and redemptions made by the Borrower or any Restricted Subsidiary pursuant to Section 6.07(a)(v) after the Closing Date and on or prior to the Reference Date; and
     (iv) the aggregate amount of Capital Expenditures made by the Company or any other Restricted Subsidiary (other than any Excluded Subsidiaries) pursuant to clause (a) of the proviso in Section 6.12 of the Opco Credit Agreement (as such covenant shall exist as of the date hereof) after the Closing Date and on or prior to the Reference Date.
     “Bankruptcy Code” shall mean Title 11 of United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.
     “Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal or state or other law for the relief of debtors.
     “Basket Assets” shall have the meaning assigned to such term in Section 6.01(p).
     “Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA, and which is maintained, sponsored or contributed to by the Borrower or any ERISA Affiliate or with respect to which the Borrower otherwise has any liability.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Board of Directors” shall mean (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Borrower” shall have the meaning assigned to such term in the preamble.

     “Borrowing” shall mean Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D.
     “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Term Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Allocation Committee” shall have the meaning assigned to such term in Section 3.02(a).
     “Capital Expenditures” shall mean, for any period, with respect to any Person, (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Person and its consolidated subsidiaries during such period to the extent paid in cash; provided, however, that Capital Expenditures shall not include (i) Environmental Capital Expenditures, (ii) Necessary Capital Expenditures, (iii) expenditures made to restore, rebuild or replace property following any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made or financed with proceeds received or to be received from a Recovery Event, (iv) expenditures constituting reinvestment proceeds from the sale or other disposition of assets (including Asset Sales) otherwise permitted herein, (v) expenditures made to acquire an Investment permitted under Section 6.05, including pursuant to a Permitted Acquisition (it being understood and agreed, however, that an acquisition of assets (other than an acquisition of assets comprising a division or a line of business or an acquisition of an Excluded Subsidiary or all or substantially all of the assets of a Person by an Excluded Subsidiary) that would otherwise constitute Capital Expenditures pursuant to the definition hereof shall not be excluded by this clause (v)), (vi) expenditures made to the extent reimbursed by a Person other than the Borrower and the Opco Loan Parties and their Subsidiaries or (vii) expenditures constituting capitalized interest.
     “Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Cash Equivalents” shall mean

     (a) United States dollars, Euros, Australian dollars, Swiss Francs or, in the case of any Foreign Subsidiary, any local currencies (including Australian dollars and Brazilian Reais) held by it from time to time;
     (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having in each case maturities of not more than 12 months from the date of acquisition;
     (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better or, if Thomson Bank Watch Rating does not rate the relevant bank, an equivalent rating issued by an equivalent non-U.S. rating agency, if any;
     (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;
     (e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 12 months after the date of acquisition;
     (f) readily marketable direct obligations issued or guaranteed by any state of the United States or any political subdivision thereof (including municipalities), in either case having one of the two highest rating categories obtainable from any of Moody’s, S&P or Fitch;
     (g) auction rate securities having one of the two highest ratings obtainable from any of Moody’s, S&P or Fitch and in each case maturing within 12 months after the date of acquisition;
     (h) money market funds that invest primarily in securities described in clauses (a) through (g) of this definition; and
     (i) other short-term investments utilized by Foreign Subsidiaries of the Company in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
     “Change of Control” shall mean the occurrence of any of the following, other than, in each case, as a result of any transactions described in Section 9.22 of the Opco Credit Agreement (as it exists on the date hereof): (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or any of its Restricted Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan); (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; (d) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); (e) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or (f) any change of control (or similar event, however denominated) shall occur under and as defined in the Opco Credit Agreement or the Senior Note Documents.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.
     “Charges” shall have the meaning assigned to such term in Section 9.09.
     “Closing Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).
     “Collateral” shall mean all property and assets of the Borrower, now owned or hereafter acquired other than the Holdings Excluded Assets (as defined in the Collateral Agreement). “Collateral” shall include all Equity Interests of the Company and all proceeds thereof. For the avoidance of doubt, “Collateral” shall not include any property or assets of the Company and/or any of its subsidiaries.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble.
     “Collateral Agreement” shall mean the Collateral Agreement, dated as of the Closing Date, in substantially the form of Exhibit E, executed and delivered by the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Collateral Trust Agreement” shall mean each of the NRG Collateral Trust Agreement and/or the Texas Genco Collateral Trust Agreement, as applicable.
     “Collateral Trustee” shall mean each of the NRG Collateral Trustee and/or the Texas Genco Collateral Trustee, as applicable.
     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
     “Commitment Fee Period” shall mean the period beginning on the Closing Date and ending on the date the Term Loan Commitments are terminated (or expire) in their entirety hereunder in accordance with this Agreement.
     “Commitment Fee Rate” shall mean a rate per annum equal to (a) during the period from the Closing Date to and including the 180th day following the Closing Date, 0.50% and (b) thereafter, 0.75%.
     “Commitment Letter” shall mean that certain commitment letter, dated as of May 2, 2007, among the Company, the Administrative Agent and each of the Arrangers, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     “Commodity Contract” shall have the meaning assigned to such term in the UCC.
     “Commodity Hedging Agreements” shall mean the Existing Commodity Hedging Agreements and any other agreement (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into by the Company or any Restricted Subsidiary, in each case under this definition, in the ordinary course of business in order to manage fluctuations in the price or availability to the Company or any Restricted Subsidiary of any commodity.
     “Commodity Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under a Commodity Hedging Agreement.
     “Company” shall mean NRG Energy, Inc., a Delaware corporation that (a) prior to the Holdings Reorganization is the parent of the Borrower and (b) from and after the Holdings Reorganization is a direct wholly-owned subsidiary of the Borrower.
     “Concurrent Cash Distributions” has the meaning set forth in the definition of Investments.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May 2007.
     “Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication
     (a) an amount equal to any extraordinary loss (including any loss on the extinguishment or conversion of Indebtedness) plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without giving effect of the threshold provided in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus
     (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (c) to the extent deducted in computing such Consolidated Net Income, (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (iii) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus (iv) the product of (A) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus (v) interest income for such period; plus
     (d) any expenses or charges related to any equity offering, Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred under this Agreement including a refinancing thereof (whether or not successful), including such fees, expenses or charges related to the Acquisition Transactions (as defined in the Opco Credit Agreement on the date hereof), the offering of the Senior Notes, the transactions described in Section 9.22 of the Opco Credit Agreement (as it exists on the date hereof), the Opco Credit Agreement and this Agreement, and, in each case, deducted in computing such Consolidated Net Income; plus
     (e) any professional and underwriting fees related to any equity offering, Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Agreement (including the transactions described in Section 9.22 of the Opco Credit Agreement (as it exists on the date hereof)) and, in each case, deducted in such period in computing Consolidated Net Income; plus
     (f) the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus
     (g) any non cash gain or loss attributable to Mark-to-Market Adjustments in connection with Hedging Obligations; plus
     (h) without duplication, any writeoffs, writedowns or other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus
     (i) all items classified as extraordinary, unusual or nonrecurring non-cash losses or charges (including severance, relocation and other restructuring costs), and related tax effects according to GAAP to the extent such non-cash charges or losses were deducted in computing such Consolidated Net Income; plus
     (j) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus
     (k) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP (including any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the

Acquisition Transactions (as defined in the Opco Credit Agreement on the date hereof) or any acquisition that is consummated after the Closing Date);
     provided, however, that Consolidated EBITDA of the Borrower or the Company will exclude the Consolidated EBITDA attributable to Excluded Subsidiaries unless (and solely to the extent) actually distributed in cash to the Borrower or any Opco Loan Party.
     “Consolidated Interest Coverage Ratio” shall mean, with respect to any specified Person on any date, the ratio of (a) Consolidated EBITDA of such Person for the period of four consecutive fiscal quarters most recently ended on or prior to such date to (b) Consolidated Interest Expense of such Person for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “Consolidated Interest Expense” shall mean, with respect to any specified Person for any period, (a) the cash interest expense (including imputed cash interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of such Person and its Restricted Subsidiaries for such period (including all commissions, discounts and other fees and charges owed by such Person and its Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing), net of interest income, in each case determined on a consolidated basis in accordance with GAAP, minus (b) to the extent included in such consolidated cash interest expense for such period, amounts attributable to the amortization of financing costs and non-cash amounts attributable to the amortization of debt discounts and other debt issuance costs, fees and expenses; provided, however, that Consolidated Interest Expense of the Borrower or the Company will exclude cash interest expense attributable to Non-Recourse Indebtedness and all other cash interest expense of Excluded Subsidiaries. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such Person or any of its Restricted Subsidiary with respect to Interest Rate/Currency Hedging Agreements relating to interest rate hedging activities (other than any such Interest Rate/Currency Hedging Agreements in respect of Non-Recourse Indebtedness of Excluded Subsidiaries).
     “Consolidated Leverage Ratio” shall mean, with respect to any specified Person on any date, the ratio of (a) Total Debt of such Person on such date to (b) Consolidated EBITDA of such Person for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that
     (a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments but excluding Concurrent Cash Distributions) paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;
     (b) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
     (c) the cumulative effect of a change in accounting principles will be excluded;

     (d) any net after-tax non-recurring or unusual gains, losses (less all fees and expenses relating thereto) or other charges or revenue or expenses (including relating to severance, relocation, one-time compensation charges and the Acquisition Transactions (as defined in the Opco Credit Agreement on the date hereof)) shall be excluded;
     (e) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded, whether under Financial Accounting Standards Board Statement No. 123R, “Accounting for Stock-Based Compensation” or otherwise;
     (f) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;
     (g) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions shall be excluded;
     (h) any impairment charge or asset write-off pursuant to Financial Accounting Statement No. 142 and No. 144 or any successor pronouncement shall be excluded;
     (i) any accruals or reserves or other charges related to the Transactions (as defined in the Opco Credit Agreement on the date hereof) and incurred on or before January 1, 2007 shall be excluded; and
     (j) notwithstanding clause (a) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
     “Consolidated Senior Leverage Ratio” shall mean, with respect to any specified Person on any date, the ratio of (a) Senior Debt of such Person on such date to (b) Consolidated EBITDA of such Person for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries on such date, but excluding (i) the current portion of any long-term Indebtedness, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and L/C Exposure (each as defined in the Opco Credit Agreement on the date hereof) to the extent otherwise included therein and (iii) the current portion of deferred income taxes.
     “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Borrower who (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Control Agreement” shall mean each Control Agreement to be executed and delivered by the Borrower and the other parties thereto, as required by the applicable Loan Documents as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

     “Core Collateral” shall mean all Equity Interests in, and property and assets of, any Core Collateral Subsidiary, in each case whether now owned or hereafter acquired; provided, however, that in the case of Louisiana Generating LLC, NRG Texas LP and NRG South Texas LP only the following property and assets of such Subsidiaries shall be considered Core Collateral hereunder: (a) Louisiana Generating LLC’s 100% Project Interest in Units 1 and 2 and 58% Project Interest in Unit 3 of the Big Cajun II Facility, (b) NRG Texas LP Project Interest in the Parish and Limestone Facilities, (c) NRG South Texas LP’s 44% Project Interest in the South Texas Project Facility and (d) in each case any assets related primarily to any of the Facilities described in clause (a), (b) or (c); provided further, that “Core Collateral” shall not include any South Central Securitization Assets that are sold to a Securitization Vehicle in a South Central Securitization in accordance with the provisions of this Agreement; and provided, further, however, that at any time and from time to time, the Borrower may deliver to the Administrative Agent an officer’s certificate designating Core Collateral having an aggregate Fair Market Value not in excess of $900,000,000 in the aggregate, valued at the Fair Market Value of such Core Collateral at the time such designation is made, as no longer being Core Collateral, and thereafter, such Equity Interests or property or assets shall no longer be considered Core Collateral for any purpose hereunder.
     “Core Collateral Subsidiary” shall mean each of Louisiana Generating LLC, Huntley Power LLC, Dunkirk Power LLC, Indian River Power LLC, Oswego Harbor Power LLC, Astoria Gas Turbine LLC, Arthur Kill Power LLC, NRG Texas LP, NRG South Texas LP and NRG Power Marketing.
     “Default” shall mean any event or condition which upon notice, lapse of time (pursuant to Article VII) or both would constitute an Event of Default.
     “Deposit Account” shall have the meaning assigned to such term in the UCC.
     “Designated Country” shall mean Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Portugal, Spain, Sweden, Switzerland, the United Kingdom, the United States and any other country that shall at any time after the Closing Date become a member state of the European Union.
     “Designated Non-Recourse Indebtedness” shall mean the Non-Recourse Indebtedness of NRG Peaker Finance Co. LLC, as amended from time to time (provided that such amendments do not result in the incurrence of additional Indebtedness for borrowed money (on account of principal) in excess of the principal amounts of such Indebtedness outstanding as of the Closing Date and are otherwise in compliance with the terms hereof).
     “Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Term Loan Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.06 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

     “Dividends” shall have the meaning provided in Section 6.06.
     “dollars” or “$” shall mean lawful money of the United States of America, except when expressly used in reference to the lawful money of another country.
     “Domestic Subsidiaries” shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Downgrade Event” shall have the meaning assigned to such term in the definition of “Applicable Margin”.
     “ECF Period” shall mean (a) in the event that the Borrower shall exercise its option under (and in accordance with) Section 2.13(d) to calculate Excess Cash Flow (and make the required prepayment and prepayment offer) for any fiscal period other than a fiscal year, (i) each such fiscal period and (ii) each fiscal period during the applicable fiscal year that is not a fiscal period described in the preceding clause (i) and (b) in the event that the Borrower shall not exercise such option during any fiscal year, a fiscal year. For purposes of this definition, “fiscal period” shall mean a period of one or more consecutive fiscal quarters.
     “Easement” shall have the meaning assigned to such term in Section 3.07.
     “Eligible Commodity Hedging Agreement” shall mean any Commodity Hedging Agreement entered into by any Opco Loan Party with an Eligible Commodity Hedging Counterparty from time to time in order to manage fluctuations in the price or availability to the Borrower or any Restricted Subsidiary of any commodity, which, individually or together with other Commodity Hedging Agreements (other than Commodity Hedging Agreements that are either unsecured, are supported by letters of credit or Guarantees (but not secured by all or substantially all of the assets of any Opco Loan Party) or constitute Parity Lien Obligations) entered into or being entered into with such counterparty or its affiliates, is structured such that the net mark-to-market credit exposure of (a) the counterparties to such Commodity Hedging Agreements (taken as a whole) to (b) the Company or any other Opco Loan Party, is positively correlated with the price of the relevant commodity or positively correlated with changes in the relevant spark spread.
     “Eligible Commodity Hedging Counterparty” shall mean a counterparty to an Eligible Commodity Hedging Agreement that, at the time the relevant Eligible Commodity Hedging Agreement is entered into, is either an Acceptable Power Counterparty or an Acceptable Financial Counterparty.
     “Eligible Commodity Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under an Eligible Commodity Hedging Agreement.
     “Environmental CapEx Debt” shall mean Indebtedness of the Borrower or the Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.
     “Environmental Capital Expenditures” shall mean capital expenditures to the extent deemed reasonably necessary, as determined by the Borrower or the Restricted Subsidiaries, as applicable, in good faith and pursuant to prudent judgment, to comply with applicable Environmental Laws.
     “Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances and codes, and legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, occupational health and safety or the presence, Release of, or exposure to, hazardous materials, substances or wastes, or the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous materials, substances or wastes.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, manufacture, processing, distribution, recycling, use, handling, transportation, storage, treatment or disposal of, or the arrangement of such activities with respect to, any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials at or from any location or (e) any contract or agreement pursuant to which liability is assumed, imposed or covered by an indemnity with respect to any of the foregoing.
     “Equally and Ratably” shall have the meaning assigned to such term in the applicable Collateral Trust Agreement.
     “Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding, except for purposes of the definitions of “Additional Non-Recourse Indebtedness”, “Existing Non-Recourse Indebtedness” and “Net Cash Proceeds”, any debt security that is convertible into, or exchangeable for, Capital Stock).
     “ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurodollar”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” shall have the meaning assigned to such term in Article VII.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of:
     (i) Consolidated Net Income of the Company for such period;
     (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income;
     (iii) decreases in Consolidated Working Capital for such period;
     (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Company and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;
     (v) to the extent not included in the determination of Consolidated Net Income, any termination payments or similar payments received by the Company or any of its Restricted Subsidiaries during such period in connection with the termination, partial termination or other reduction of any Commodity Hedging Agreement; and
     (vi) any cash and Cash Equivalents that is returned to the Company and its Restricted Subsidiaries during such period that was, immediately prior to such return, pledged or deposited as collateral to a contract counterparty, issuer of surety bonds or issuer of letters of credit by the Company or any of its Restricted Subsidiaries, in each case to secure obligations with respect to (A) contracts for commercial and trading activities and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, transportation, distribution, sale, lease or hedge of any fuel-related or power-related commodity or service or (B) Commodity Hedging Agreements;
over (b) the sum, without duplication, of:
     (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income;
     (ii) the aggregate amount actually paid by the Company and its Restricted Subsidiaries in cash during such period on account of Capital Expenditures (to the extent financed with cash flow internally generated within such period by the Company and its Restricted Subsidiaries), and including Necessary Capital Expenditures and Environmental Capital Expenditures;
     (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans (each as defined in the Opco Credit Agreement on the date hereof) made during such period to the extent accompanying reductions of the Total Revolving Credit Commitment (as defined in the Opco Credit Agreement on the date hereof) except to the extent financed with the proceeds of other Indebtedness of the Company or its Restricted Subsidiaries;
     (iv) (A) the aggregate amount of all principal payments of Indebtedness of the Company or its Restricted Subsidiaries (including any Term Loans (as defined in the Opco Credit Agreement on the date hereof) and the principal component of payments in respect of Capital Lease Obligations but excluding Revolving Loans (as defined in the Opco Credit Agreement on the date hereof), Swingline Loans (as defined in the Opco Credit Agreement on the date hereof), voluntary prepayments of Term Loans pursuant to Section 2.12 of the Opco Credit Agreement and mandatory prepayments of Term Loans pursuant to Section 2.13 of the Opco Credit Agreement) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Company or its Restricted Subsidiaries;
     (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Company and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;
     (vi) increases in Consolidated Working Capital for such period;
     (vii) payments by the Company and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Company and its Restricted Subsidiaries other than Indebtedness;
     (viii) the amount of Investments made during such period pursuant to Section 6.05 to the extent that such Investments were financed with cash flow internally generated within such period by the Company and its Restricted Subsidiaries;
     (ix) the aggregate amount of expenditures actually made by the Company and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;
     (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and that are accounted for as extraordinary items;
     (xi) to the extent not included in the determination of Consolidated Net Income, any termination payments or similar payments made by the Company or any of its Restricted Subsidiaries during such period in connection with the termination, partial termination or other reduction of any Commodity Hedging Agreement (but in any case for purposes of calculating Excess Cash Flow for the fiscal year ending on December 31, 2006, excluding any such payments made in connection with the Transactions (as defined in the Opco Credit Agreement on the date hereof) described in clause (b)(iv) of the definition of “Transactions” (as defined in the Opco Credit Agreement on the date hereof));
     (xii) to the extent not included in the determination of Consolidated Net Income, the aggregate amount of pension plan contributions required by law and actually made in cash by the

Company or any of its Restricted Subsidiaries during such period in connection with the Texas Genco Retirement Plan;
     (xiii) to the extent not included in the determination of Consolidated Net Income, the aggregate amount of expenditures actually made by the Company and its Restricted Subsidiaries relating to the acquisition of nuclear fuel;
     (xiv) to the extent not included in the determination of Consolidated Net Income, any fees, costs and expenses incurred in connection with the transactions permitted by Section 9.22 of the Opco Credit Agreement (as it exists on the date hereof); and
     (xv) any cash and Cash Equivalents pledged or deposited the Company and its Restricted Subsidiaries during such period as collateral to a contract counterparty, issuer of surety bonds or issuer of letters of credit, in each case to secure obligations with respect to (A) contracts for commercial and trading activities and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, transportation, distribution, sale, lease or hedge of any fuel-related or power-related commodity or service or (B) Commodity Hedging Agreements.
     “Excluded Assets” shall, at any time, have the meaning given to such term in the Opco Credit Agreement at such time, and, if at any time the Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall cease to be outstanding, shall have the meaning given to such term in the Opco Credit Agreement immediately prior to the termination thereof (which definition shall be incorporated herein by reference).
     “Excluded Foreign Subsidiaries” shall mean (a) at any time that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall be outstanding, those subsidiaries of the Company that shall be designated as “Excluded Foreign Subsidiaries” under (and in accordance with) the Opco Credit Agreement at such time (for so long as such designation is effective pursuant to the Opco Credit Agreement) and (b) at any time that the Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall cease to be outstanding, those subsidiaries of the Company that were most recently designated as “Excluded Foreign Subsidiaries” under (and in accordance with) the Opco Credit Agreement immediately prior to the termination thereof.
     “Excluded Perfection Assets” shall mean any property or assets (i) that do not have a Fair Market Value at any time exceeding $10,000,000 (or, if such property or asset is a Deposit Account or Securities Account, $3,000,000) individually or $50,000,000 in the aggregate in which a security interest cannot be perfected by the filing of a financing statement under the UCC of the relevant jurisdiction or, in the case of Equity Interests, either the filing of a financing statement under the UCC of the relevant jurisdiction or the possession of certificates representing such Equity Interests, (ii) that constitute leasehold interests of the Borrower in real property (other than any real property constituting a Facility) or (iii) that constitute any Deposit Account that is a “zero-balance” account (as long as (x) the balance in such “zero-balance” account does not exceed at any time the applicable threshold described in clause (i) above for a period of 24 consecutive hours or more and (y) all amounts in such “zero-balance” account shall either be swept on a daily basis into another Deposit Account that does not constitute an Excluded Perfection Asset or used for third party payments in the ordinary course of business). To the extent that the Fair Market Value of any such property or asset exceeds $10,000,000 (or, if such property or asset is a Deposit Account or Securities Account, $3,000,000) individually, such property or asset shall cease to be an Excluded Perfection Asset and, to the extent that the Fair Market Value of such property or assets shall exceed $50,000,000 in the aggregate at any time, such property or assets shall cease to be Excluded Perfection Assets to the extent of such excess Fair Market Value.

     “Excluded Project Subsidiaries” shall mean (a) at any time that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall be outstanding, those subsidiaries of the Company that shall be designated as “Excluded Project Subsidiaries” under (and in accordance with) the Opco Credit Agreement at such time (for so long as such designation is effective pursuant to the Opco Credit Agreement) and (b) at any time that the Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall cease to be outstanding, those subsidiaries of the Company that were most recently designated as “Excluded Project Subsidiaries” under (and in accordance with) the Opco Credit Agreement immediately prior to the termination thereof; provided that the Company may continue to designate (and re-designate) any such subsidiaries of the Company as an “Excluded Project Subsidiary” in accordance with (and subject to) Section 6.11 of the Opco Credit Agreement as it existed immediately prior to the termination thereof (the provisions of which shall be incorporated herein by reference).
     “Excluded Subsidiary” shall mean (a) at any time that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall be outstanding, those subsidiaries of the Company that shall be designated as “Excluded Subsidiaries” under (and in accordance with) the Opco Credit Agreement at such time (for so long as such designation is effective pursuant to the Opco Credit Agreement) and (b) at any time that the Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall cease to be outstanding, those subsidiaries of the Company that were most recently designated as “Excluded Subsidiaries” under (and in accordance with) the Opco Credit Agreement immediately prior to the termination thereof; provided that the Company may continue to designate (and re-designate) any such subsidiaries of the Company as an Excluded Subsidiary in accordance with (and subject to) Section 6.11 of the Opco Credit Agreement as it existed immediately prior to the termination thereof (the provisions of which shall be incorporated herein by reference).
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender and any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured in whole or in part by) each such Person’s net income by the United States of America (or any political subdivision thereof), or as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a) or (b) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).
     “Exempt Subsidiaries” shall mean, collectively, NRG Ilion LP LLC, NRG Ilion Limited Partnership, Meriden Gas Turbine LLC, LSP-Nelson Energy LLC, NRG Nelson Turbines LLC, NRG Jackson Valley Energy I, Inc., NRG McClain LLC, NRG Audrain Holding LLC, NRG Audrain Generating LLC, NRG Peaker Finance Company LLC, Bayou Cove Peaking Power, LLC, Big Cajun I Peaking Power LLC, NRG Rockford LLC, NRG Rockford II LLC, NRG Rockford Equipment II LLC, NRG Sterlington Power LLC and NRG Rockford Acquisition LLC, and shall not, in any event, include any Core Collateral Subsidiary.

     “Existing Commodity Hedging Agreements” shall mean (i) the Master Power Purchase and Sale Agreement and Cover Sheet dated as of July 21, 2004, the Confirmation thereunder dated as of July 21, 2004 and the Confirmation thereunder dated as of November 30, 2004, each between J. Aron & Company and NRG Texas LP (as successor by merger), and any additional confirmations thereunder, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof, (ii) the Master Power Purchase and Sale Agreement and Cover Sheet dated as of December 1, 2004 and the Confirmation thereunder dated as of December 2, 2004, each between Morgan Stanley Capital Group Inc. and NRG Texas LP (as successor by merger), and any confirmation of any relevant transaction thereunder, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof and (iii) any other master agreement listed on Schedule 1.01(c), and any confirmations thereunder, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
     “Existing Indebtedness” shall mean Indebtedness of the Borrower, the Company and/or any of their respective subsidiaries (other than Indebtedness under the Senior Note Documents) in existence on the Closing Date and set forth on Schedule 6.01, until such amounts are repaid, or are refunded, refinanced, replaced, defeased or discharged pursuant to Section 6.01(e) hereof.
     “Existing Non-Recourse Indebtedness” shall mean secured or unsecured Indebtedness for borrowed money outstanding as of the Closing Date of a subsidiary of the Company that is not an Opco Loan Party existing as of the Closing Date and any Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that, except as set forth on Schedule 1.01(e),
     (a) such Indebtedness is without recourse to the Borrower, the Company or any other Restricted Subsidiary or to any property or assets of the Borrower, the Company or any other Restricted Subsidiary (other than, in each such case, another Restricted Subsidiary (other than the Company) (x) which is the direct parent or a direct or indirect Subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than such Indebtedness constituting a Guarantee) or (y) that is a Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect Subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee)),
     (b) neither the Borrower, the Company nor any other Restricted Subsidiary (other than another Restricted Subsidiary (other than the Company) (x) which is the direct parent or a direct or indirect subsidiary of the Subsidiary that incurred or issued such Indebtedness (other than such Indebtedness constituting a Guarantee) or (y) that is a subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee) or is the direct parent or a direct or indirect subsidiary of a Subsidiary that itself has Non-Recourse Indebtedness (other than such Indebtedness constituting a Guarantee) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Subsidiary that is the obligor on such Indebtedness or any of its subsidiaries (other than (i) any such credit support or liability consisting of reimbursement obligations in respect of letters of credit issued under, and subject to the terms of, the Opco Credit Agreement to support obligations of such applicable subsidiary and (ii) any Investments in such applicable subsidiary made in accordance with Section 6.05),
     (c) no default with respect to such Indebtedness (including any rights that the holders of such Indebtedness may have to take enforcement action against a subsidiary of the Company that is not an Opco Loan Party) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower, the Company or any other Opco Loan Party (other than Indebtedness incurred pursuant to Section 6.01(a), (b), (c) or (k)) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity and
     (d) the Liens securing such Indebtedness shall exist only on (i) the property and assets of any subsidiary of the Company that is not an Opco Loan Party and (ii) the Equity Interests in any subsidiary of the Company that is not an Opco Loan Party (and shall not apply to any other property or assets of the Borrower, the Company or any other Subsidiary of the Company that is an Opco Loan Party), except, in the case of each of clauses (a) and (b) for the following (each of which is deemed to be non-recourse for purposes of this definition): (w) Guarantees by the Company or any other Subsidiary of the Company of such Indebtedness that are incurred pursuant to Section 6.01(p), (x) agreements of the Company or any other Subsidiary of the Company to provide corporate or management services or operation and maintenance services to such Subsidiary, including in respect of the acquisition of fuel, oil, gas or other supply of energy, (y) Guarantees of the Company or any other Subsidiary of the Company with respect to debt service reserves established with respect to such Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee to the Company or such other Subsidiary and (z) contingent obligations of the Company or any other Subsidiary of the Company to make capital contributions to such Subsidiary, in the case of each of clauses (x), (y) and (z), which are otherwise permitted hereunder.
     “Facility” shall mean a power or energy related facility.
     “Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by (i) the Board of Directors of the Borrower (or any committee thereof expressly authorized by the Board of Directors) with respect to assets and Investments having a Fair Market Value of $100,000,000 or more and (ii) the Chief Financial Officer of the Borrower with respect to assets and Investments having a Fair Market Value less than $100,000,000.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” shall mean that certain amended and restated fee letter, dated as of June 7, 2007, among the Company, the Administrative Agent and each of the Arrangers, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Fees” shall mean the Commitment Fees, the Administrative Agent’s Fees and any fees payable pursuant to Section 2.12(d).
     “FERC” shall mean the Federal Energy Regulatory Commission or its successor.
     “Financial Officer” of any Person shall mean any of the chief executive officer, chief financial officer or treasurer (or if no individual shall have such designation, the Person charged by the Board of

Directors of such Person with such powers and duties as are customarily bestowed upon the individual with such designation) or the audit or finance committee of the Board of Directors of such Person.
     “Fitch” shall mean Fitch Ratings, Ltd. or any successor entity.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is incorporated or organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “FPA” shall mean the Federal Power Act and the rules and regulations promulgated thereunder, as amended from time to time.
     “Funding Date” shall mean the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.08) and the initial Term Borrowing hereunder shall occur.
     “Funding Date Material Adverse Effect” shall mean a material adverse change in or material adverse effect on (a) the condition (financial or otherwise), results of operations, assets or liabilities of the Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any Loan Document, which if such Loan Document is a Security Document, relates to Collateral having an aggregate Fair Market Value of $50,000,000 or more in the aggregate, or the material rights and remedies of the Arrangers, the Administrative Agent, the Collateral Agent or the Secured Parties thereunder; provided, however, that any adverse change or adverse effect attributable to (i) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any Governmental Authority (including, for the avoidance of doubt, the ERCOT market), (ii) changes or developments in national, regional, state or local wholesale or retail markets for power or fuel, including changes in commodity prices, related products, or availability or costs of transportation, (iii) changes or developments in national, regional, state or local wholesale or retail electric power prices, (iv) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto and (v) changes or developments in financial or securities markets or the economy in general, shall, in each case, be excluded from such determination to the extent, in the case of clauses (i) through (v), any such laws, changes and developments do not have a disproportionate adverse effect on the Borrower and the Subsidiaries, taken as a whole, as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such laws, changes or developments, as applicable. In addition to the foregoing, it is understood and agreed that the occurrence of any downgrade of any ratings of any indebtedness or any securities of the Borrower and/or the Company (or the inclusion of the Borrower and/or the Company on any “negative watch” or “negative outlook” list) shall not, in and of themselves, constitute a Funding Date Material Adverse Effect, provided that the facts underlying such actions may be taken into account in determining whether a Funding Date Material Adverse Effect has occurred or not.
     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government or any governmental or non-governmental authority regulating the generation and/or transmission of energy, including ERCOT.
     “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
     “Guarantee” shall mean a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided that standard contractual indemnities which do not relate to Indebtedness shall not be considered a Guarantee.
     “Hazardous Materials” shall mean (a) any petroleum products or byproducts, coal ash, coal combustion by-products or waste, boiler slag, scrubber residue, flue desulfurization material, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials, waste or byproducts, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
     “Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk, (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates and (d) agreements (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, in each case under clause (a), (b), (c) and (d), entered into by such Person, including Commodity Hedging Obligations, Eligible Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations.
     “Holdings Asset Sale” shall mean the direct or indirect (a) sale, lease (other than an operating lease), sale and leaseback, lease and leaseback, assignment (other than a collateral assignment), conveyance, transfer or other disposition (by way of merger, consolidation, casualty, condemnation, operation of law or otherwise (other than pursuant to an event that may result in a Recovery Event)) by the Borrower to any Person of any assets of the Borrower (including Equity Interests); provided that (i) any asset sale or series of related asset sales described above of assets having a value not in excess of $50,000,000 shall be deemed not to be a “Holdings Asset Sale” for purposes of this Agreement; and (ii) each of the following transactions shall be deemed not to be a “Holdings Asset Sale” for purposes of this Agreement: (A) the sale, transfer, contribution or other disposition by the Borrower of (x) damaged, worn-out, obsolete assets and scrap and (y) cash or Cash Equivalents, (B) the sale by the Borrower of power, capacity, energy, ancillary services, and other products or services, or the sale of any other inventory or contracts related to any of the foregoing, (C) the sale, lease, conveyance or other disposition for value by the Borrower of fuel or emission credits in the ordinary course of business, (D) the sale, transfer or other disposition of any assets (other than any such assets which are Collateral) in connection with a foreclosure, transfer or deed in lieu of foreclosure or other remedial action, (E) the licensing of intellectual property and (F) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof.
     “Holdings Contribution” shall mean the contribution by the Borrower of $1,000,000,000 (net of reasonable fees and expenses and any original issue discount incurred in connection with the Borrowing hereunder) to the Company which shall be used for the prepayment of Term Loans under and as defined in the Opco Credit Agreement.
     “Holdings Recovery Event” shall mean the receipt of cash proceeds by the Borrower with respect to any settlement of or payment in respect of (a) any property or casualty insurance claim or (b) any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower; provided that any such recovery event or series of related recovery events having a value not in excess of $50,000,000 shall not be deemed to be a “Holdings Recovery Event” for purposes of Section 2.13(b).
     “Holdings Reorganization” shall mean the creation by the Borrower of a wholly-owned Subsidiary (“MergerCo”) and the merger of MergerCo with and into the Company with the Company as the surviving corporation, such that after giving effect to such transactions, the Borrower shall be the direct parent of, and shall directly own 100% of the issued and outstanding Capital Stock of, the Company and the ownership of the Borrower shall be the same as the ownership of the Company immediately prior to giving effect to the Holdings Reorganization.
     “incur” shall have the meaning assigned to such term in Section 6.01.
     “Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables except as provided in clause (e) below), whether or not contingent (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions; (e) representing the balance deferred and unpaid of the purchase price of any property (including trade payables) or services due more than six months after such property is acquired or such services are completed; or (f) representing Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date will be (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (b) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (i) the Fair Market Value of such asset at the date of determination, and (ii) the amount of the Indebtedness of the other Person.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
     “Information” shall have the meaning assigned to such term in Section 9.16.

     “Intellectual Property Collateral” shall have the meaning assigned to such term in the Collateral Agreement.
     “Intellectual Property Security Agreement” shall mean the Intellectual Property Security Agreements executed and delivered by the Borrower, substantially in the applicable form required by the Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
     “Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
     “Interest Period” shall mean with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending seven days thereafter or on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than an Interest Period of seven days) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate/Currency Hedging Agreement” shall mean any agreement of the type described in clauses (a), (b) or (c) of the definition of “Interest Rate/Currency Hedging Obligations”.
     “Interest Rate/Currency Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, in each case under clause (a), (b) and (c), entered into by such Person in the ordinary course of business and not for speculative purposes.
     “Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower, the Company or any subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a subsidiary, the Borrower or the Company, as applicable, will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s or the Company’s Investments in such subsidiary that were not sold or disposed of. The acquisition by the

Borrower, the Company, or by any subsidiary of the Company, of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower, the Company or such subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     Notwithstanding anything to the contrary herein, in the case of any Investment made by the Borrower, the Company or any other Restricted Subsidiary in a Person substantially concurrently with a cash distribution by such Person to the Borrower, the Company or any other Restricted Subsidiary (a “Concurrent Cash Distribution”), then:
     (a) (x) if such Concurrent Cash Distribution is received by the Borrower, such Concurrent Cash Distribution shall be deemed to be Net Cash Proceeds received in connection with a Holdings Asset Sale and applied as described in Section 2.13 or (y) if such Concurrent Cash Distribution is received by the Company or any of its Restricted Subsidiaries, such Concurrent Cash Distribution shall be deemed to be Net Cash Proceeds received in connection with an Asset Sale (each as defined in the Opco Credit Agreement) and applied as described in Section 2.13 of the Opco Credit Agreement (if the Opco Credit Agreement shall be outstanding) if and to the extent required thereby; and
     (b) the amount of such Investment shall be deemed to be the Fair Market Value of the Investment, less the amount of the Concurrent Cash Distribution.
     “Issuing Subsidiary” shall have the meaning assigned to such term in the definition of “Additional Non-Recourse Indebtedness”.
     “Itiquira” shall mean Itiquira Energetica S.A.
     “Itiquira Acquisition Sub” shall have the meaning assigned to such term in the definition of “Itiquira Refinancing”.
     “Itiquira Refinancing” shall mean the transaction or series of related transactions pursuant to which (a) any or all of the outstanding preferred stock of Itiquira directly or indirectly held by Eletrobrás is acquired by Itiquira or a subsidiary of Tosli Acquisition BV (“Itiquira Acquisition Sub”) for aggregate consideration not to exceed $70,000,000, and, following such acquisition, such preferred stock is redeemed, repaid or otherwise retired or held as treasury stock or otherwise so treated in accordance with the requirements of Brazilian law, and (b) pursuant to which Itiquira or the Itiquira Acquisition Sub may incur up to $70,000,000 in aggregate principal amount of Indebtedness secured by Liens on the assets of Itiquira and the Itiquira Acquisition Sub (“Permitted Itiquira Indebtedness”), in each case on terms and conditions (which may include terms and conditions other than those set forth in this definition) reasonably satisfactory to the Administrative Agent.
     “Lender Addendum” shall mean, with respect to any initial Lender, a Lender Addendum in the form of Exhibit F, or such other form as may be supplied by the Administrative Agent, executed and delivered by such Lender on the Closing Date.
     “Lenders” shall mean (a) the Persons that deliver a Lender Addendum (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

     “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “Lien” shall mean, with respect to any asset (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities. For the avoidance of doubt, “Lien” shall not be deemed to include licenses of intellectual property.
     “Loan Documents” shall mean this Agreement, any promissory note delivered pursuant to Section 2.04(e), the Security Documents and any Affiliate Subordination Agreement.
     “Mandatory Convertible Preferred Stock” shall mean the 2,000,000 shares of 5.750% mandatory convertible preferred stock, liquidation value $250 per share, of the Company (or, following the Holdings Reorganization, the Borrower) issued on the Closing Date to fund a portion of the Acquisition Consideration (as defined in the Opco Credit Agreement on the date hereof).
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Mark-to-Market Adjustments” means: (a) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities;” plus (b) any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in the current period; plus (c) any gain relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (e) and (f) below; minus (d) any non-cash gain attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities;” minus (e) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in the current period; minus (f) any loss relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b) and (c) above.

     “Material Adverse Effect” shall mean a material adverse change in or material adverse effect on (a) the condition (financial or otherwise), results of operations, assets or liabilities of the Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any Loan Document, which if such Loan Document is a Security Document, relates to Collateral having an aggregate Fair Market Value of $50,000,000 or more in the aggregate, or the material rights and remedies of the Arrangers, the Administrative Agent, the Collateral Agent or the Secured Parties.
     “Material Indebtedness” shall mean Indebtedness for money borrowed (other than the Term Loans) and Hedging Obligations of any one or more of the Borrower or any of the Subsidiaries in an aggregate principal amount or mark-to-market adjustment value exceeding $90,000,000.
     “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
     “MergerCo” shall have the meaning assigned to such term in the definition of “Holdings Reorganization”.
     “Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower, the Company or any other Restricted Subsidiary owns Capital Stock.
     “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor entity.
     “Mortgaged Properties” shall mean each parcel of real property and improvements located thereon (if any) with respect to which a Mortgage is granted pursuant to Section 5.09 or 5.10.
     “Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications, amendments and restatements of the foregoing and other security documents granting a Lien on any Mortgaged Property (if any) to secure the obligations under this Agreement, each in the form of Exhibit G with such changes as are reasonably satisfactory to the Borrower (which shall be evidenced by the signature thereof by the Borrower) and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Necessary CapEx Debt” shall mean Indebtedness of the Borrower or the Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.
     “Necessary Capital Expenditures” shall mean capital expenditures (other than Environmental Capital Expenditures) that are required by Applicable Law or are undertaken for health and safety reasons. The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.
     “Net Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of Net Cash Proceeds.
     “Net Cash Proceeds” shall mean
     (a) with respect to any Holdings Asset Sale or Holdings Recovery Event, the proceeds thereof in the form of cash as and when received (including any such cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of

(i) all expenses related to such Holdings Asset Sale or Holdings Recovery Event (including legal, accounting and investment banking fees, broker’s fees and sales commissions, relocation fees and expenses paid or reasonably estimated by the Borrower to be payable, and taxes paid or payable by the Borrower in connection therewith, and the Borrower’s good faith estimate of any other taxes to be paid or payable in connection with such Holdings Asset Sale or Holdings Recovery Event, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any out-of-pocket costs of remediation, repair or closure required to be incurred by the Borrower by the applicable Governmental Authority in connection with such Holdings Recovery Event), (ii) amounts remitted in an escrow or provided as a reserve, in accordance with GAAP or the corresponding transaction agreements or otherwise reasonably estimated to be payable to third parties and attributable to such Holdings Asset Sale, against any liabilities under any indemnification obligations or purchase price adjustment or otherwise associated with such asset or Holdings Asset Sale, including pension and post-employment benefit liabilities and liabilities related to Environmental Laws or against any other indemnification obligations related to such transaction (provided that, to the extent and at the time any such amounts are released from such reserve or escrow to the benefit of the Borrower, such amounts shall constitute Net Cash Proceeds if otherwise described as such in this definition) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than any such Indebtedness hereunder or assumed by the purchaser of such asset or any Affiliate thereof) which is secured by the asset transferred, taken or sold in such Holdings Asset Sale or Holdings Recovery Event and which is required to be repaid with such proceeds (such proceeds with respect to any Holdings Asset Sale, “Net Asset Sale Proceeds”);
     provided, however, that if (x) the Borrower reinvests an amount equal to such proceeds in an acquisition by the Borrower of a Person or line of business in accordance with the terms of this Agreement or productive assets of a kind then used or usable in the business of the Borrower and the Restricted Subsidiaries within 365 days of receipt of such proceeds (such period, the “Reinvestment Period”) (provided that (i) in the event approval of any Governmental Authority is required to be procured in connection with the reinvestment of such proceeds, the Reinvestment Period shall be extended for an additional period not to exceed 180 days as necessary to obtain such approval and (ii) in the event the Borrower enters into a legally binding commitment to reinvest such proceeds within such 365-day period, the Reinvestment Period shall be extended for an additional period not to exceed 365 days) and (y) no Event of Default has occurred and is continuing at the time of the application of such proceeds (both immediately before and immediately after giving effect to such application) and (z) such proceeds (1) resulting from the sale of the Equity Interests in any Person that is incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia (other than a Foreign Subsidiary Holding Company) (a “U.S. Person”) or any other assets located in the United States are only used to make an acquisition of a Person that will, following the consummation of such acquisition, be a Domestic Subsidiary or an acquisition of other assets that are located in the United States or (2) resulting from the sale of the Equity Interests in any Person other than a U.S. Person are only used to make an acquisition of a Person that is incorporated, formed or organized under the laws of a Designated Country or an acquisition of other assets that are located in a Designated Country, then such proceeds shall not be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13 except to the extent not so used at the end of the Reinvestment Period, at which time such proceeds shall be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13; and
     provided further, however, that if (A) such proceeds result from a Holdings Asset Sale or Holdings Recovery Event to the extent involving assets, rights or other property of a Restricted Subsidiary that is not an Opco Loan Party, (B) the terms of any Indebtedness of such Restricted

Subsidiary require that an amount equal to the amount of such proceeds be applied to repay such Indebtedness, (C) the Borrower uses an amount equal to the amount of such proceeds to repay such Indebtedness of such Restricted Subsidiary solely to the extent required thereby and, if such repaid Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, within 365 days of receipt of such proceeds and (D) no Event of Default has occurred and is continuing at the time of the application of an amount equal to such proceeds, then such amount of proceeds shall not be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13(b) except to the extent not so used at the end of such 365-day period, at which time an amount equal to such proceeds shall be deemed Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13(b). In addition, notwithstanding the foregoing, if the Net Asset Sale Proceeds result from one or more Holdings Asset Sales of Equity Interests of an Excluded Project Subsidiary that does not own (directly or indirectly through its ownership interest in any other Excluded Project Subsidiary) a Facility (other than the Facility that is being developed, constructed or acquired with such Net Asset Sale Proceeds), then such Net Asset Sale Proceeds shall be deemed not to be Net Cash Proceeds that are subject to the mandatory prepayment provisions of Section 2.13(b) to the extent that such Net Asset Sale Proceeds are used to finance the development, repowering, construction or acquisition of such Excluded Project Subsidiary’s Facility; and
     (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of any and all taxes and fees, commissions, costs and other expenses incurred by the Borrower in connection therewith.
     “Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (i) any Asset Sale (without giving effect to the threshold provided for in the definition thereof) or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
     “Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.08(c).
     “Non-Recourse Indebtedness” shall mean (a) Existing Non-Recourse Indebtedness of any subsidiary of the Company existing as of the Closing Date and (b) Additional Non-Recourse Indebtedness of any subsidiary of the Company that is not an Opco Loan Party.
     “NRG Collateral Trust Agreement” shall mean the Collateral Trust Agreement dated as of the Closing Date (as defined in the Opco Credit Agreement), executed and delivered by the Company and each other Opco Loan Party, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “NRG Collateral Trustee” shall mean Deutsche Bank Trust Company Americas, acting as collateral trustee under the NRG Collateral Trust Agreement, or its successors appointed in accordance with the terms thereof.
     “NRG Power Marketing” shall mean NRG Power Marketing Inc., a Delaware corporation that is a wholly owned subsidiary of the Company.
     “NYPSC” shall have the meaning assigned to such term in Section 3.23(f).

     “NYPSC Subject Company” shall have the meaning assigned to such term in Section 3.23(f).
     “Opco Collateral” shall mean all assets of the Opco Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Opco Loan Document from time to time.
     “Opco Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of June 8, 2007, among the Company, the lenders party thereto, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as joint book runners and joint lead arrangers, Citicorp North America Inc., as administrative agent and as collateral agent, and Credit Suisse, as syndication agent, as it shall be amended, restated, supplemented, waived or otherwise modified from time to time.
     “Opco Credit Agreement Date” shall mean November 21, 2006.
     “Opco Lenders” shall mean the “Lenders” from time to time under (and as defined in) the Opco Credit Agreement.
     “Opco Loan Documents” shall mean the “Loan Documents” as defined in the Opco Credit Agreement.
     “Opco Loan Party” shall mean (a) at any time that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall be outstanding, any “Loan Party” under and as defined in the Opco Credit Agreement from time to time and (b) at any time that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall cease to be outstanding, the Company and each of its subsidiaries that most recently were “Loan Parties” under the Opco Credit Agreement as it existed immediately prior to the termination thereof; provided that the Company may continue to designate any such Opco Loan Party as an “Excluded Subsidiary” or an “Unrestricted Subsidiary” in accordance with (and subject to) the provisions of this Agreement in which case it shall from and after such time cease to be an Opco Loan Party.
     “Opco Restricted Subsidiary” shall mean any subsidiary of the Company that shall be designated as a “Restricted Subsidiary” under (and in accordance with the provisions of) the Opco Credit Agreement from time to time.
     “Opco Specified Hedging Agreement” shall mean a “Specified Hedging Agreement” under and as defined in the Opco Credit Agreement.
     “Opco Subsidiary Guarantor” shall mean any Opco Loan Party other than the Company.
     “Opco Unrestricted Subsidiary” shall mean any subsidiary of the Company that shall be designated as an “Unrestricted Subsidiary” under (and in accordance with the provisions of) the Opco Credit Agreement from time to time.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Parity Lien Debt” shall mean (a) the Existing Commodity Hedging Agreements; (b) any other Indebtedness consisting of Commodity Hedging Obligations that is permitted to be incurred under Section 6.01 and secured by a second priority Lien permitted under Section 6.02; and (c) any secured Indebtedness that is permitted to be incurred under Section 6.01(p) and secured by a second priority Lien permitted under Section 6.02; provided, in the case of Indebtedness referred to in clauses (b) and (c), that (i) such Indebtedness is governed by an agreement that includes a Sharing Confirmation and (ii) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Liens granted to the Collateral Trustee, for the benefit of the applicable secured parties, to secure such Indebtedness or obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (ii) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share Equally and Ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral, if the Company delivers to the Collateral Trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt and/or Second Lien Debt, as applicable).
     “Parity Lien Obligations” shall mean Parity Lien Debt and all other obligations in respect thereof.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” shall mean the Pre-Closing UCC Diligence Certificate in respect of the Borrower substantially in the form of Exhibit H or any other form reasonably approved by the Collateral Agent.
     “Permitted Acquisition” shall mean any acquisition, by merger or otherwise, by the Borrower, the Company or any other Restricted Subsidiary of assets or Capital Stock after the Closing Date, so long as, (a) such acquisition and all transactions related thereto shall be consummated in accordance with all Applicable Laws; (b) such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary that is not an Excluded Subsidiary; (c) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (d) each of the Consolidated Leverage Ratio of the Borrower and the Consolidated Interest Coverage Ratio of the Borrower for the Borrower’s most recently ended Test Period for which financial statements are publicly available immediately preceding the date of such acquisition would have been no more than 6.50 to 1.00 and no less than 1.50 to 1.00, respectively, determined on a pro forma basis as if such acquisition (and any Indebtedness incurred in connection therewith or from the end of such Test Period through the date on which such calculation is made) had occurred on the first day of the applicable Test Period and was outstanding on such calculation date.
     “Permitted Asset Swap” shall mean any transfer of Equity Interests or properties or other assets (other than any such Equity Interests, properties or other assets constituting Core Collateral) by the Borrower or any of the Restricted Subsidiaries in which at least 75% of the consideration received by the transferor or any of its Affiliates (provided that such Affiliate shall be (x) a Restricted Subsidiary and (y) if the applicable transferor is an Opco Loan Party, an Opco Loan Party) consists of Equity Interests or properties or other assets (other than cash or Cash Equivalents) useful in the Permitted Business; provided that the aggregate Fair Market Value of the Equity Interests or property or other assets being transferred by the Borrower or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the Equity Interests or properties or other assets received by the Borrower or such Restricted Subsidiary in such transfer.
     “Permitted Business” shall mean the business of holding, acquiring, constructing, managing, developing, improving, maintaining, leasing, owning and operating Facilities, together with any related assets or facilities, and any other business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, as well as any other activities reasonably related, ancillary, incidental or complementary to any of the foregoing activities (including acquiring and holding reserves), including investing in Facilities.

     “Permitted Environmental Control Lease” shall mean a lease and leaseback or sale and leaseback transaction undertaken in connection with the issuance of pollution or waste control systems bonds the proceeds of which shall be used by the Borrower or a Restricted Subsidiary to finance the purchase, construction and/or installation of emissions control equipment for the assets so leased and leased-back (or sold and leased-back, as applicable) in which such assets are leased or sold to any Governmental Authority issuing such bonds (or its designee) by the Borrower or such Restricted Subsidiary and simultaneously leased-back to the Borrower or such Restricted Subsidiary (as the case may be); provided that (a) any pre-existing Liens on such assets shall not be extinguished as a result of such lease and leaseback (or sale and leaseback, as applicable) transaction, (b) the Governmental Authority issuing such bonds (or its designee) shall take an interest in the relevant property, subject to such pre-existing Liens, and (c) the terms and conditions of such transaction and all related transactions shall be reasonably satisfactory to the Administrative Agent.
     “Permitted Itiquira Indebtedness” shall have the meaning assigned to such term in the definition of “Itiquira Refinancing”.
     “Permitted Liens” shall mean
     (a) Liens held by the applicable Collateral Trustee on assets of the Company or any other Opco Loan Party securing (i) obligations of the Company or such other Opco Loan Party under the Opco Credit Agreement or the other Opco Loan Documents or relating to obligations under any Opco Specified Hedging Agreements and (ii) secured obligations of the Company or such other Opco Loan Party relating to Revolver Refinancing Indebtedness permitted by Section 6.01(a);
     (b) second priority Liens on assets of the Company or any other Opco Loan Party held by the applicable Collateral Trustee Equally and Ratably securing Parity Lien Debt and other Parity Lien Obligations;
     (c) Liens on Equity Interests or assets of Excluded Subsidiaries securing Indebtedness and other obligations of Excluded Subsidiaries that was permitted by the terms of this Agreement to be incurred;
     (d) Liens (i) in favor of the Borrower, the Company or any of the other Opco Loan Parties, (ii) incurred by Excluded Project Subsidiaries in favor of any other Excluded Project Subsidiary and (iii) incurred by Excluded Foreign Subsidiaries in favor of any other Excluded Foreign Subsidiary;
     (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
     (f) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.01(d) hereof covering only the assets acquired with or financed by such Indebtedness;
     (g) Liens existing on the Closing Date and set forth on Schedule 6.02;
     (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other provision as is required in conformity with GAAP has been made therefor;
     (i) Liens imposed by law (other than those described in clause (h) above), such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens;

     (j) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (k) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that such Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);
     (l) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
     (m) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off;
     (n) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Restricted Subsidiaries, taken as a whole;
     (o) inchoate statutory Liens arising under ERISA incurred in the ordinary course of business;
     (p) Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 6.01(q); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;
     (q)(i) Liens placed upon the Capital Stock of any Restricted Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 6.01(r) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of the Borrower or any other Restricted Subsidiary;
     (r) Liens on cash and Cash Equivalents (i) deposited by the Company or any of its Restricted Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or issuer of letters of credit by the Company or any of its Restricted Subsidiaries, in each case to secure obligations with respect to (A) contracts for commercial and trading activities in the ordinary course of business and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, transportation, distribution, sale, lease or hedge of any fuel-related or power-related commodity or service or (B) Commodity Hedging Agreements;
     (s) Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement);
     (t) Liens on assets and Equity Interests of a subsidiary of the Company that is an Excluded Subsidiary as of the Closing Date;

     (u) Liens granted in favor of Xcel Energy, Inc. pursuant to the Xcel Indemnification Agreements as in effect on the Closing Date on the Collateral (as defined in the Xcel Indemnification Agreements) held by Xcel thereunder;
     (v) first priority Liens held by the applicable Collateral Trustee (and subject to the terms of the applicable Collateral Trust Agreement) to secure Indebtedness incurred pursuant to Section 6.01(p) that, together with (i) any additional loans or commitments incurred under Section 2.25 of the Opco Credit Agreement (or any other similar Section of the Opco Credit Agreement in which pre-approved and/or incremental commitments and loans which were not committed or made as of the Closing Date are committed or made by lenders thereunder after the Closing Date) and (ii) any Parity Lien Debt incurred under Section 6.01(p) and secured by a Lien permitted under clause (b) of this definition, does not exceed at any one time outstanding the greater of (1) $720,000,000 and (2) an amount equal to the Consolidated EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended on or prior to the date on which such Indebtedness is incurred multiplied by 30%;
     (w) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;
     (x) any restrictions on any Equity Interest or Project Interest of a Person providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of Equity Interests or Project Interests of such Person, if a security interest or other Lien is created on such Equity Interest or Project Interest as a result thereof and other similar Liens and restrictions described in Section 6.07(b)(ix) and 6.07(c)(I);
     (y) any Liens on Excluded Assets described in clause (xiii) of the definition thereof set forth in the Opco Credit Agreement;
     (z) Liens to secure Environmental CapEx Debt or Necessary CapEx Debt permitted by Section 6.01(v) that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt or Necessary CapEx Debt;
     (aa) Liens on assets or securities granted or deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to purchase or sell such assets or securities if such purchase or sale is otherwise permitted hereunder;
     (bb) Liens on assets of the Company or any other Restricted Subsidiary with respect to obligations (other than in respect of Indebtedness) that do not exceed $60,000,000 at any one time outstanding;
     (cc) Liens on assets of the Borrower that do not exceed $60,000,000 at any one time outstanding;
     (dd) Liens and options to acquire the “Switchyard Area” of the Webster Plant owned by NRG Texas LLC;
     (ee) Liens in favor of any Securitization Vehicle or its assignee or agent (including any lenders to such Securitization Vehicle) on South Central Securitization Assets transferred or purported to be transferred to such Securitization Vehicle in connection with a South Central Securitization permitted by Section 6.04;

     (ff) those Liens or other exceptions to title, in either case on or in respect of any facility of the Borrower or any Subsidiary, arising as a result of any shared facility agreement entered into with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of the business of the Borrower or such Subsidiary;
     (gg) Liens securing Eligible Commodity Hedging Agreements that are pari passu with the Liens securing the Priority Lien Obligations (as defined in the NRG Collateral Trust Agreement) under the Opco Loan Documents so long as (x) any counterparty thereto joins the Collateral Trust Agreements pursuant to the terms thereof or in a manner reasonably satisfactory to the Administrative Agent and (y) such Lien is granted in compliance with the terms and provisions of the Collateral Trust Agreements, including Section 3.8(c) of the NRG Collateral Trust Agreement; and
     (hh) Liens created pursuant to the Security Documents.
     “Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (provided that amortization payments of up to 1% per annum shall be excluded for purposes of calculating the Weighted Average Life to Maturity of any such Permitted Refinancing Indebtedness); (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the obligations hereunder, such Permitted Refinancing Indebtedness is subordinated in right of payment to the obligations hereunder on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d) such Indebtedness is incurred either by the Borrower (and may be guaranteed by any subsidiary of the Borrower to the extent permitted by Section 6.01(i)) or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (e)(i) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Term Loan Maturity Date, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (ii) if the Stated Maturity of the Indebtedness being refinanced is later than the Term Loan Maturity Date, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Term Loan Maturity Date.
     “Permitted Tax Lease” shall mean a lease and leaseback or sale and leaseback transaction undertaken by the Borrower or a Restricted Subsidiary in connection with a PILOT Agreement, which will yield tax savings to the Borrower or such Restricted Subsidiary during the term of the Term Loans; provided that (a) no Indebtedness for borrowed money shall be incurred in connection with such transaction, (b) any pre-existing Liens on the property subject to the transaction shall not be extinguished as a result of such lease and leaseback (or sale and leaseback, as applicable) transaction, (c) the Governmental Authority party to such lease and leaseback or sale and leaseback transactions (or its designee) shall take an interest in the relevant property subject to such pre-existing Liens, and (d) the terms and conditions of such transaction and all related transactions shall be reasonably satisfactory to the Administrative Agent.

     “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “PILOT Agreement” shall mean a payment-in-lieu of tax agreement entered into between the Borrower or a Restricted Subsidiary and a Governmental Authority.
     “Pledged Securities” shall have the meaning assigned to such term in the Collateral Agreement.
     “Preferred Stock” shall mean (i) the 4% Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Company (or, following the Holdings Reorganization, the Borrower), (ii) the 3.625% Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Company (or, following the Holdings Reorganization, the Borrower) and (iii) the Mandatory Convertible Preferred Stock, in each case issued on or prior to the Closing Date.
     “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent); each change in the Prime Rate shall be effective as of the opening of business on the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
     “Project Interest” shall mean any undivided interest in a Facility.
     “Pro Rata ECF Percentage” shall mean the percentage that the outstanding principal amount of Term Loans constitutes of the aggregate outstanding principal amount of Term Loans and outstanding Term Loans (under and as defined in the Opco Credit Agreement).
     “Prudent Industry Practice” shall mean those practices and methods as are commonly used or adopted by Persons in the Permitted Business in the United States in connection with the conduct of the business of such industry, in each case as such practices or methods may evolve from time to time, consistent with all Requirements of Law.
     “PUCT” shall mean the Public Utility Commission of Texas.
     “PUHCA” shall mean the Public Utility Holding Company Act of 2005 and the rules and regulations promulgated thereunder, effective February 8, 2006.
     “PURPA” shall mean the Public Utility Regulatory Policies Act of 1978 and the rules and regulations promulgated thereunder, as amended from time to time.
     “QF” shall mean a “qualifying facility” under PURPA.
     “Qualified Counterparty” shall mean, (a) with regard to any Specified Hedging Agreement in existence on the Closing Date, any counterparty thereto that, as of the Closing Date, was a Lender, an Agent, CGMI, an Arranger or the Syndication Agent or an Affiliate of a Lender, an Agent, CGMI, an Arranger or the Syndication Agent and (b) with respect to any Specified Hedging Agreement entered into on or after the Closing Date, any counterparty thereto that, at the time such Specified Hedging Agreement was entered into, was a Lender, an Agent, CGMI, an Arranger or the Syndication Agent or an Affiliate of a Lender, an Agent, CGMI, an Arranger or the Syndication Agent.
     “Rate” shall have the meaning set forth in the definition of Type.
     “Recovery Event” shall mean the receipt of cash proceeds by the Borrower or any Restricted Subsidiary with respect to any settlement of or payment in respect of (a) any property or casualty insurance claim or (b) any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower or any Restricted Subsidiary.
     “Reference Date” shall have the meaning set forth in the definition of Available Amount.
     “Register” shall have the meaning assigned to such term in Section 9.04(d).
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Reinvestment Period” shall have the meaning assigned to such term in the definition of “Net Cash Proceeds”.
     “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “Repayment Date” shall have the meaning assigned to such term in Section 2.11(a).
     “Requested Prepayment Amount” shall have the meaning assigned to such term in Section 2.13(e).
     “Required Lenders” shall mean, at any time, Lenders having Term Loans and unused Term Loan Commitments representing at least a majority of the sum of all Term Loans outstanding and unused Term Loan Commitments at such time.
     “Required Prepayment Percentage” shall mean (a) in the case of any Holdings Asset Sale or Holdings Recovery Event, 100%; (b) in the case of any issuance or other incurrence of Indebtedness (except for Indebtedness permitted to be issued or incurred pursuant to Section 6.01), 100%; and (c) in the case of any Excess Cash Flow, 75% or, if on the date of the applicable prepayment, the Consolidated

Leverage Ratio of the Borrower is less than or equal to 4.25 to 1.00 but greater than 3.00 to 1.00, 50%, or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio of the Borrower is less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00, 25%, or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio of the Borrower is less than or equal to 2.50 to 1.00, 0%.
     “Restricted Subsidiary” of a specified Person shall mean, with respect to such Person, any subsidiary of that Person that is not an Unrestricted Subsidiary from time to time. Unless otherwise indicated, any reference to a “Restricted Subsidiary” shall be deemed to be a reference to a Restricted Subsidiary of the Borrower. Notwithstanding anything in this Agreement to the contrary, (a) after the Holdings Reorganization, the Company shall be a Restricted Subsidiary of the Borrower at all times and (b) the Company and all of the Opco Restricted Subsidiaries shall be (or, prior to the Holdings Reorganization, shall be deemed to be) Restricted Subsidiaries of the Borrower at any time that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall be outstanding.
     “Retained Prepayment Amount” shall mean, on any date, an amount equal at such time to (a) the sum of (1) on and after the Company shall have provided its calculation of the Excess Cash Flow for the fiscal year ending December 31, 2006 pursuant to Section 5.04(c) of the Opco Credit Agreement, an amount equal to such Excess Cash Flow for such fiscal year multiplied by 75% and (2) without duplication of the amount described in clause (1), all amounts that are offered to the Term Lenders and/or the Opco Lenders and retained by the Borrower and/or Company after all mandatory prepayments, returns, reductions and cash collateralizations are made pursuant to Sections 2.13(d), 2.13(e) and 2.13(f) of the Opco Credit Agreement or Sections 2.13(d) and 2.13(e) of this Agreement after the “Closing Date” (as defined in the Opco Credit Agreement as of the date hereof) and on or prior to such date (other than any amounts that are offered to the Term Lenders and/or the Opco Lenders and retained by the Borrower and/or Company in connection with any required prepayment offer made under Section 2.13(d) of the Opco Credit Agreement or Section 2.13(d) of this Agreement with respect to any fiscal period that does not end on the last day of any fiscal year) minus (b) the sum of (i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 6.05(h) after the Closing Date and on or prior to such date, (ii) the aggregate amount of any Dividends made by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(d)(iii) after the Closing Date and on or prior to such date and (iii) the aggregate amount of any prepayments, repurchases and redemptions made by the Borrower or any Restricted Subsidiary pursuant to Section 6.07(a)(vi) after the Closing Date and on or prior such date.
     “Revolver Refinancing Indebtedness” shall mean Indebtedness issued or incurred under a new revolving credit facility (a “New Revolver”) that refinances, refunds, extends, renews or replaces Revolving Credit Commitments under and as defined in the Opco Credit Agreement; provided that (a) the available commitments under such New Revolver shall not exceed $1,200,000,000, (b) the Company shall be the only borrower under such New Revolver and the Opco Subsidiary Guarantors shall be the only guarantors, if any, with respect thereto, (c) unless such New Revolver shall be incurred within six months of the Revolving Credit Maturity Date under and as defined in the Opco Credit Agreement, such New Revolver contains covenants and events of default which, taken as a whole, are determined in good faith by a Financial Officer of the Company to be the same in all material respects as (or less restrictive than) the covenants and events of default contained in the Opco Credit Agreement and (d) the Indebtedness under such New Revolver, if secured, is secured only by Liens on the Opco Collateral granted in favor of the Collateral Trustee that are subject to the terms of the Collateral Trust Agreement.
     “Sale of Core Collateral” shall mean any Asset Sale involving a sale or other disposition of Core Collateral.

     “S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor entity.
     “Second Lien Debt” shall have the meaning assigned to such term in the Texas Genco Collateral Trust Agreement.
     “Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent, the Lenders and, with respect to any Specified Hedging Agreement, any Qualified Counterparty that has agreed to be bound by the provisions of Article VIII hereof and Section 7.2 of the Collateral Agreement as if it were a party hereto or thereto; provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of the Borrower under the Collateral Agreement.
     “Securities Account” shall have the meaning assigned to such term in the UCC.
     “Securitization Vehicle” shall mean a Person that is a direct wholly owned Subsidiary of the Company or of any other Restricted Subsidiary (a) formed for the purpose of effecting a South Central Securitization, (b) to which the Company and/or any other Restricted Subsidiary transfers South Central Securitization Assets and (c) which, in connection therewith, issues Third Party Securities; provided that (i) such Securitization Vehicle shall engage in no business other than the purchase of South Central Securitization Assets pursuant to the South Central Securitization permitted by Section 6.04, the issuance of Third Party Securities or other funding of such South Central Securitization and any activities reasonably related thereto and (ii) such Securitization Vehicle shall be an Unrestricted Subsidiary under this Agreement and an “Unrestricted Subsidiary” under each of the Opco Credit Agreement and each Senior Note Document.
     “Security Documents” shall mean the Collateral Agreement, the Mortgages, the Control Agreements, the Intellectual Property Security Agreements, and each of the other security agreements, pledges, mortgages, assignments (collateral or otherwise), consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09 or 5.10.
     “Sellers’ Retained Interests” means the debt and/or equity interests (including any intercompany notes) held by the Company or any other Restricted Subsidiary in a Securitization Vehicle to which South Central Securitization Assets have been transferred in a South Central Securitization permitted by Section 6.04, including any such debt or equity received as consideration for, or as a portion of, the purchase price for the South Central Securitization Assets transferred, and any other instrument through which the Company or any Restricted Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the South Central Securitization Assets.
     “Senior Debt” shall mean, with respect to any specified Person, all Total Debt of such Person that is not subordinated in right of payment to the obligations under this Agreement or under the Opco Credit Agreement.
     “Senior Note Documents” shall mean the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof, in each case as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.
     “Senior Notes” shall mean each of (i) the Company’s 7.375% Senior Notes due 2016 (ii) the Company’s 7.250% Senior Notes due 2014 and (iii) the Company’s 7.375% Senior Notes due 2017, in each case including any notes issued by the Company in full exchange for, and as contemplated by, such

Senior Notes with substantially identical terms as such Senior Notes in an aggregate amount not to exceed $4,700,000,000.
     “Sharing Confirmation” shall mean, as applicable, (i) a “Sharing Confirmation” as defined in the NRG Collateral Trust Agreement and/or (ii) a “Lien Sharing and Priority Confirmation” as defined in the Texas Genco Collateral Trust Agreement.
     “Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date and shall in any event include the Core Collateral Subsidiaries.
     “South Central Securitization” shall mean any transaction or series of transactions entered into by the Company or any other Restricted Subsidiary pursuant to which the Company or such Restricted Subsidiary, as the case may be, sells, conveys, assigns, grants an interest in or otherwise transfers, from time to time, to one or more Securitization Vehicles the South Central Securitization Assets (and/or grants a security interest in such South Central Securitization Assets transferred or purported to be transferred to such Securitization Vehicle), and which Securitization Vehicle finances the acquisition of such South Central Securitization Assets (i) with proceeds from the issuance of Third Party Securities, (ii) with the issuance to the Company or such Restricted Subsidiary of Sellers’ Retained Interests or an increase in such Seller’s Retained Interests or (iii) with proceeds from the sale or collection of South Central Securitization Assets.
     “South Central Securitization Assets” shall mean any accounts receivable originated or expected to be originated by (and owed to) the Company or any other Restricted Subsidiary (in each case whether now existing or arising or acquired in the future) arising from the installation of pollution control equipment for the removal or reduction of mercury, SO2, NOx and/or other pollutants in the Company’s Big Cajun facilities in Louisiana and any ancillary assets (including contract rights) which are of the type customarily conveyed with, or in respect of which security interests are customarily granted in connection with, such accounts receivable in a securitization transaction and which are sold, transferred or otherwise conveyed by the Company or any other Restricted Subsidiary to a Securitization Vehicle.
     “SPC” shall have the meaning assigned to such term in Section 9.04(i).
     “Specified Facility” means each of the following Facilities, or any part thereof: (a) the Facilities held on the “Closing Date” (as defined in the Opco Credit Agreement as of the date hereof) by Vienna Power LLC, Meriden Gas Turbine LLC, Norwalk Power LLC, Connecticut Jet Power LLC (excluding the assets located at the Cos Cob site), Devon Power LLC, Montville Power LLC (including the Capital Stock of the entities owning such Facilities provided that such entities do not hold material assets other than the Facilities held on the “Closing Date” (as defined in the Opco Credit Agreement as of the date hereof)); (b) the following Facilities, or any part thereof: P.H. Robinson, H.O. Clarke, Webster, Unit 3 at Cedar Bayou, Unit 2 at T.H. Wharton; and (c) the Capital Stock of the following subsidiaries of the Company if such subsidiary holds no assets other than the Capital Stock of a Foreign Subsidiary of the Company: NRG Latin America, Inc., NRG International LLC, NRG Insurance Ltd. (Cayman Islands), NRG Asia Pacific, Ltd., NRG International II Inc. and NRG International III Inc.
     “Specified Hedging Agreement” shall mean any Interest Rate/Currency Hedging Agreement of the type described in clause (a) or (b) of the definition thereof entered into by the Borrower and any Qualified Counterparty.

     “Sponsor Preferred Stock” shall mean the shares of the Company’s (or, following the Holdings Reorganization, the Borrower’s) preferred stock issued pursuant to the terms of the Purchase Agreement (as defined in the Opco Credit Agreement on the date hereof).
     “Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Term Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurodollar Term Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary (direct or indirect) of the Borrower.
     “Syndication Agent” shall have the meaning assigned to such term in the preamble.
     “Synthetic Lease Obligations” shall mean all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such Person, but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such Person (without regard to accounting treatment).
     “Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.
     “Term Borrowing” shall mean a Borrowing comprised of Term Loans.
     “Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

     “Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of all Term Loan Commitments on the Closing Date is $1,000,000,000.
     “Term Loan Commitment Termination Date” shall mean December 28, 2007.
     “Term Loan Maturity Date” shall mean the seventh anniversary of the Funding Date.
     “Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).
     “Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower or the Company, as applicable, then last ended.
     “Texas Genco Collateral Trust Agreement” shall mean the Collateral Trust Agreement dated as of the Closing Date (as defined in the Opco Credit Agreement), as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof.
     “Texas Genco Collateral Trustee” shall mean Wachovia Bank, National Association, acting as collateral trustee under the Texas Genco Collateral Trust Agreement, or its successors appointed in accordance with the terms thereof.
     “Third Party Securities” shall mean, with respect to any South Central Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in receivables or other securities issued for cash consideration by the relevant Securitization Vehicle to banks, financing conduits, investors or other financing sources (other than the Company or any subsidiary of the Company except in respect of the Seller’s Retained Interest) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of South Central Securitization Assets in a South Central Securitization. The amount of any Third Party Securities shall be deemed to equal the aggregate principal, stated or invested amount of such Third Party Securities which are outstanding at such time.
     “Total Debt” shall mean, with respect to any specified Person at any time, the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP; provided, however, that (i) Total Debt will exclude all Indebtedness of Excluded Subsidiaries (but, for the avoidance of doubt, not Guarantees of such Indebtedness by the Borrower, the Company or the other Opco Loan Parties), (ii) with respect to Hedging Obligations of the Borrower or any Restricted Subsidiary, Total Debt will include only the amount of payments that any such Person is required to make, on the date Total Debt is being determined, as a result of an early termination or similar event in respect of outstanding Hedging Obligations of such Person and (iii) for the avoidance of doubt, the undrawn amount of all outstanding letters of credit (including Funded Letters of Credit and Revolving Letters of Credit (each as defined in the Opco Credit Agreement)) shall not be included in Total Debt.
     “Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of the Loan Documents, (b) the borrowings hereunder and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Security Documents, (d) the Holdings Reorganization

and the Holdings Contribution and (e) any other transactions related to or entered into in connection with any of the foregoing.
     “Type”, when used in respect of any Term Loan or Term Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Term Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
     “Uniform Customs” shall have the meaning assigned to such term in Section 9.07.
     “Unrestricted Subsidiary” shall mean any subsidiary of the Borrower (other than any subsidiary of the Company that constitutes or owns Core Collateral) that is designated by the Board of Directors (or any committee thereof) of the Borrower as an Unrestricted Subsidiary pursuant to a board or committee resolution, but only to the extent that such subsidiary (a) has no Indebtedness other than Non-Recourse Indebtedness (it being understood that for purposes of this definition, Indebtedness permitted under Section 6.01(x) shall not disqualify Indebtedness of a Securitization Vehicle from being “Non-Recourse Indebtedness”); (b) except as permitted by Section 6.08 hereof, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) is a Person with respect to which neither the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by this Agreement; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of the Restricted Subsidiaries except as otherwise permitted by this Agreement. Any designation of a subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the board or committee resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the conditions set forth in Section 6.11 and was permitted by Section 6.05. If, at any time, any Unrestricted Subsidiary fails to meet the requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such subsidiary of the Borrower will be deemed to be incurred by an Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 6.01, the Borrower will be in default of such covenant. The Board of Directors (or any committee thereof) of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (A) such Indebtedness is permitted by Section 6.01, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (B) no Default or Event of Default would be in existence following such designation. Notwithstanding anything in this Agreement to the contrary, (x) the Company may not be an Unrestricted Subsidiary of the Borrower and (y) all of the Opco Unrestricted Subsidiaries from time to time shall be (or shall be deemed to be) Unrestricted Subsidiaries of the Borrower at any time that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall be outstanding.
     “Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
     “wholly owned subsidiary” of any specified Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares or securities held by foreign nationals as required by applicable law) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person; a “wholly owned Subsidiary” shall mean any wholly owned subsidiary of the Borrower.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Xcel Indemnification Agreements” shall mean the Indemnification Agreements each dated as of December 5, 2003, by and among Xcel Energy Inc., Northern States Power Company and the Company, which was approved by the U.S. Bankruptcy Court for the Southern District of New York on November 24, 2003, each as amended on November 8, 2006.
     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The word “control”, when used in connection with the Collateral Agent’s rights with respect to, or security interest in, any Collateral, shall have the meaning specified in the UCC with respect to that type of Collateral. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

     SECTION 1.03. Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
     SECTION 1.04. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower, the Company or any of their Subsidiaries pursuant to this Agreement shall (a) include only (i) those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, or (ii) reductions in costs and related adjustments that have been actually realized or are projected by the Borrower’s Chief Financial Officer in good faith to result from reasonably identifiable and factually supportable actions or events, but only if such reductions in costs and related adjustments are so projected by the Borrower to be realized during the consecutive four-quarter period commencing after the transaction giving rise to such calculation and (b) be certified to by a Financial Officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made in light of circumstances at the time made.
     SECTION 1.04. Exchange Rates. For purposes of determining compliance under Article VI with respect to any amount in a foreign currency, the U.S. dollar-equivalent amount thereof will be calculated based on the relevant currency exchange rate in effect at the time of such incurrence. The maximum amount of Indebtedness, Liens, Investments and other basket amounts that the Borrower, the Company and their Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Liens, Investments and other basket amounts, solely as a result of fluctuations in the exchange rate of currencies, if as of the initial date of calculation the Borrower determined that each such maximum amount had not been exceeded. When calculating capacity for the incurrence of additional Indebtedness, Liens, Investments and other basket amounts by the Borrower, the Company and their Subsidiaries under Article VI the exchange rate of currencies shall be measured as of the date of calculation.
ARTICLE II.
The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Term Lender agrees, severally and not jointly, to fund a Term Loan to the Borrower on the Funding Date in a principal amount equal to its Term Loan Commitment (or such lower amount requested by the Borrower in accordance with Section 2.03 below); provided that, there shall only be a single Funding Date and such Funding Date shall be required to occur on or prior to the Term Loan Commitment Termination Date. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
     SECTION 2.01. Term Loans. (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans of the same Type made by the Lenders ratably in accordance with their respective Term Loan Commitments; provided, however, that the failure of any Lender to make any Term Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender).
     (b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall (i) not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this

Agreement, (ii) not result in increased costs for the Borrower pursuant to Sections 2.14, 2.15, 2.16 or 2.20 and (iii) take into account the obligations of each Lender to mitigate increased costs pursuant to Section 2.21 hereof. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 5 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Term Loans comprising such Borrowing (in lieu of interest which would otherwise become due to such Lender pursuant to Section 2.06) or (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent clearly demonstrable error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement.
     SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent by telephone (promptly confirmed by fax) or shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day that shall occur on or prior to the Term Loan Commitment Termination Date); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing which shall be in integral multiples of $1,000,000; and (v) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
     SECTION 2.04. Repayment of Term Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender made to the Borrower as provided in Section 2.11.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement, and shall provide copies of such accounts to the Borrower upon its reasonable request (at the Borrower’s sole cost and expense).
     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and shall provide copies of such accounts to the Borrower upon its reasonable request (at the Borrower’s sole cost and expense).
     (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be conclusive evidence of the existence and amounts of the obligations therein recorded absent clearly demonstrable error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Term Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in the form of Exhibit J, or any other form reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
     SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last day of the Commitment Fee Period, a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate on the average daily unused amount of the Term Loan Commitments of such Lender during the Commitment Fee Period; provided that, the Commitment Fee shall only accrue during the Commitment Fee Period. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
     (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times from time to time agreed to in writing by the Borrower and the Administrative Agent, including pursuant to the Fee Letter (the “Administrative Agent Fees”).
     (c) [Reserved].
     (d) [Reserved].

     (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees actually owed and due shall be refundable under any circumstances.
     SECTION 2.06. Interest on Term Loans. (a) Subject to the provisions of Section 2.07, the outstanding Term Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
     (b) Subject to the provisions of Section 2.07, the Term Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
     (c) Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan except as otherwise provided in this Agreement. Subject to Section 2.08, the applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
     SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Term Loan or any other amount becoming due and payable hereunder or under any other Loan Document, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Term Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00%.
     SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing (a) the Administrative Agent shall have determined that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or (b) the Administrative Agent is advised by the Required Lenders reasonably and in good faith that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such notice, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such written or fax notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing and (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective. Each determination by the Administrative Agent under this Section 2.08 shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
     SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated in accordance with the terms hereof, (i) the Term Loan Commitments shall automatically terminate upon the funding of any Term Loans on the Funding Date or (ii) if not terminated earlier, the

Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Term Loan Commitment Termination Date.
     (b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time permanently reduce, in each case without premium or penalty, the Term Loan Commitments; provided that, each partial reduction in the Term Loan Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.
     (c) Each reduction in the Term Loan Commitments hereunder shall be made ratably among the applicable Lenders in accordance with their Pro Rata Percentage. The Borrower shall pay to the Administrative Agent for the account of the applicable Lender, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction in accordance with the terms hereof.
     SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrower into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrower as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrower to another permissible Interest Period, subject in each case to the following:
     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Term Loans comprising the converted or continued Borrowing;
     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(b) and 2.03 regarding the principal amount and maximum number of Borrowings of the relevant Type;
     (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Term Loan of such Lender resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued and unpaid interest on any Eurodollar Term Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

     (vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of the sum of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and
     (viii) after the occurrence and during the continuance of an Event of Default, no outstanding Term Loan may be converted into, or continued as, a Eurodollar Term Loan.
     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.
     SECTION 2.11. Repayment of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(e)) in an aggregate amount equal to the sum of the principal amount of Term Loans made on the Funding Date multiplied by 0.25% on each full fiscal quarter ending after the Funding Date and prior to the Term Loan Maturity Date (each, a “Repayment Date”) with the remainder to be payable on the Term Loan Maturity Date, together in each case with accrued and unpaid interest and Fees on the amount to be paid to but excluding the date of such payment.
     (b) [Reserved].
     (c) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
     (d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
     SECTION 2.12. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the provisions of paragraph (d) below, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Term Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Term Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

     (b) Optional prepayments of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans as directed by the Borrower.
     (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such prepayment is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. All prepayments and failures to prepay under this Section 2.12 shall be subject to Section 2.16. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
     (d) Any (i) amendment, amendment and restatement or other modification of this Agreement consummated after the Funding Date but on or prior to the first anniversary of the Funding Date or (ii) voluntary prepayment of all but not less than all of the Term Loans consummated after the Funding Date but on or prior to the first anniversary of the Funding Date with the proceeds of a substantially concurrent issuance or incurrence of new bank loans (which voluntary prepayment shall be deemed to have occurred even if a portion of the Term Loans are replaced, converted or re-evidenced with, into or by such new loans so long as all but not less than all of the Term Loans are so prepaid) the effect of which, in the case of either clause (i) or clause (ii), is to decrease the Applicable Margin with respect to the Term Loans, shall be accompanied by a fee payable to the Term Lenders (which shall include any Non-Consenting Lender that is repaid in connection with any such amendment or amendment and restatement) in an amount equal to 1.0% of the aggregate principal amount of the Term Loans then outstanding only if such amendment, prepayment, replacement, conversion or re-evidencing is not otherwise undertaken in connection with another material transaction or series of related material transactions.
     SECTION 2.13. Mandatory Prepayments. (a) [Reserved].
     (b) Not later than the tenth Business Day following receipt of Net Cash Proceeds from (A) the completion of any Holdings Asset Sale, or (B) the occurrence of any Holdings Recovery Event, the Borrower shall offer to prepay outstanding Term Loans in an amount equal to the Required Prepayment Percentage multiplied by the amount of such Net Cash Proceeds that is received, such prepayment to be made in accordance with Section 2.13(e). Notwithstanding the foregoing, if the amount of Net Cash Proceeds from the completion of any such Holdings Asset Sale or the occurrence of any such Holdings Recovery Event required to be used to offer to prepay outstanding Term Loans pursuant to this clause (b) is less than $10,000,000, such application of such Net Cash Proceeds may be deferred until such time as the amount of such Net Cash Proceeds plus the aggregate amount of all Net Cash Proceeds received thereafter from the completion of any such Holdings Asset Sale or the occurrence of any such Holdings Recovery Event required to be so applied under this clause (b) aggregates at least $10,000,000, at which time the Borrower shall apply the aggregate amount of all such deferred Net Cash Proceeds to prepay outstanding Term Loans, such offer to prepay to be made in accordance with Section 2.13(e).
     (c) In the event that the Borrower shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of the Borrower (other than Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the tenth Business Day next following) the receipt of such Net Cash Proceeds by the Borrower, apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds to offer to prepay outstanding Term Loans, such offer to prepay to be made in accordance with Section 2.13(e).

     (d) No later than ten days following the earlier of (i) 90 days after the end of each fiscal year, commencing with the fiscal year ending on December 31, 2008, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a) (commencing with the fiscal year ending on December 31, 2008), the Borrower shall offer to prepay (and prepay) outstanding Term Loans, such offer to prepay (and prepayment) to be made in accordance with Section 2.13(e), in an aggregate principal amount equal to (x) the Required Prepayment Percentage of Excess Cash Flow for the fiscal year then ended (the “Base Annual ECF Sweep Amount”) minus (y) the aggregate amount of any voluntary prepayments of Term Loans (under and as defined in the Opco Credit Agreement) made pursuant to Section 2.12 of the Opco Credit Agreement during such fiscal year. Notwithstanding the foregoing, the Borrower shall have the option to calculate Excess Cash Flow for one or more fiscal quarters of any fiscal year (with respect to such fiscal quarter or any other immediately preceding fiscal quarter or fiscal quarters during such fiscal year for which Excess Cash Flow had not previously been so calculated and the prepayment offer in accordance with Section 2.13(d) and Section 2.13(e) below had not previously been made); provided that in the event that the Borrower shall exercise such option, (i) no later than ten days following the earlier of (A) 45 days after the end of the applicable fiscal quarter and (B) the date on which financial statements with respect to such applicable fiscal quarter are delivered pursuant Section 5.04(b), the Borrower shall offer to prepay outstanding Term Loans, such offer of prepayment to be made in accordance with Section 2.13(e), in an aggregate principal amount equal to (x) the Required Prepayment Percentage of Excess Cash Flow for the applicable fiscal period then ended minus (y) the aggregate amount of any voluntary prepayments of Term Loans (under and as defined in the Opco Credit Agreement) made pursuant to Section 2.12 of the Opco Credit Agreement during such applicable fiscal period and (ii) the Borrower shall continue to be required to make the offer to prepay (and prepayment) described in the first sentence of this paragraph (d) following the end of the applicable fiscal year in accordance with the provisions described above (provided that the amount of Term Loans that the Borrower shall be required to prepay and offer to prepay with respect to the Excess Cash Flow in respect of such fiscal year shall be governed by the proviso in the first sentence of Section 2.13(e)). The Borrower shall provide the Administrative Agent with written notice of any election described in the immediately preceding sentence to calculate Excess Cash Flow (and make the required prepayment and prepayment offer) as of the end of any fiscal quarter of any fiscal year no later than the earlier of (i) 45 days after the end of the applicable fiscal quarter and (ii) the date on which financial statements with respect to such applicable fiscal period are delivered pursuant to Section 5.04(b). For purposes of this Section 2.13(d), the term “fiscal period” shall mean a period of one or more consecutive fiscal quarters.
     (e) Notwithstanding any provision in this Agreement to the contrary, but subject to the right of each Term Lender to elect to decline all or any portion of any prepayment pursuant to Section 2.13(b), 2.13(c) or Section 2.13(d) as described below, the amount to be prepaid on any date pursuant to Section 2.13(b), 2.13(c) or 2.13(d) shall be applied to the prepayment (to the extent required to be so applied) of all Term Loans outstanding on such date; provided that, notwithstanding anything in this Agreement to the contrary, in the case of any prepayment pursuant to Section 2.13(d) in respect of a fiscal year (as opposed to any other fiscal period), on the date of any prepayment offer that is required to be made pursuant to such Section in respect of a fiscal year ended, (a) the Company shall be required to prepay outstanding Term Loans (under and as defined in the Opco Credit Agreement) by an amount equal to, if positive, (i)(A) 50% of the Base Annual ECF Sweep Amount for such fiscal year minus (B) the aggregate amount of any voluntary prepayment of Term Loans (under and as defined in the Opco Credit Agreement) made pursuant to Section 2.12 of the Opco Credit Agreement during such applicable fiscal year (“Mandatory ECF Payment”) minus (ii) any amount that had been offered to, accepted by and prepaid to the Term Lenders (under and as defined in the Opco Credit Agreement) at any time during such fiscal year pursuant to clause (i) of the second sentence of Section 2.13(d) of the Opco Credit Agreement (such amount set forth in the preceding clause (ii) in respect of such fiscal year, the “Early Paid Amount”), and the Term Lenders (under and as defined in the Opco Credit Agreement) shall have no right to decline all or any portion of such required prepayment amount determined by such subtraction and (b) the Borrower shall be required to offer to the Term Lenders, and the Term Lenders shall have the right to decline all or any portion of such offered amount, an amount equal to, (x) (A) if the outstanding principal amount of Term Loans is greater than or equal to $500,000,000 as of the end of such fiscal year, the Pro Rata ECF Percentage of the Base Annual ECF Sweep Amount for such fiscal year and (B) if the outstanding principal amount of Term Loans is less than $500,000,000, 0% of the Base Annual ECF Sweep Amount for such fiscal year minus in each case (y) if the Early Paid Amount for such fiscal year was more than the Mandatory ECF Payment for such fiscal year, the amount by which such Early Paid Amount exceeded the Mandatory ECF Payment.
No later than 5:00 p.m., New York City time, within the earlier of three Business Days (A) prior to the applicable prepayment date or (B) after the Borrower has offered prepayment of the Term Loans hereunder, each Term Lender may provide written notice to the Administrative Agent either (i) setting forth the maximum amount of the aggregate amount of its Term Loans that it wishes to have prepaid on such date pursuant to this Section (the “Requested Prepayment Amount”) or (ii) declining in its entirety any prepayment on such date pursuant to this Section. In the event that any Term Lender shall fail to provide such written notice to the Administrative Agent within the time period specified above, such Term Lender shall be deemed to have elected a Requested Prepayment Amount equal to its ratable share of such mandatory prepayment (determined based on the percentage of the aggregate amount of all Term Loans represented by such Term Lender’s Term Loans as determined immediately prior to such prepayment and without taking into account any Requested Prepayment Amount of any other Lender). In the event that the amount of any mandatory prepayment to be made pursuant to this Section shall be equal to or exceed the aggregate amount of all Requested Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment, each Term Lender electing (or deemed to be electing) such a prepayment shall have an amount of its Term Loans prepaid that is equal to such Term Lender’s Requested Prepayment Amount. In the event that the amount of any mandatory prepayment to be made pursuant to this Section shall be less than the aggregate amount of all Requested Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment, each Term Lender electing (or deemed to be electing) such a prepayment shall have its Term Loans prepaid in an amount equal to the product of (A) the amount of such mandatory prepayment and (B) the percentage of the aggregate Requested Prepayment Amounts of all Term Lenders electing (or deemed to be electing) such a prepayment represented by such Term Lender’s Requested Prepayment Amount. Any residual amounts after any mandatory prepayments are made pursuant to this Section 2.13(e) shall be retained by the Borrower. Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied against the remaining scheduled installments due in respect of the Term Loans under Section 2.11 as directed by the Borrower.
     (f) [Reserved].
     (g) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least ten days prior written notice of such prepayment, (and the Administrative Agent shall promptly provide the same to each Lender. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. All prepayments of Borrowings pursuant to this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment and shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
     SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent, or
     (ii) impose on any Lender or the Administrative Agent or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender or the Administrative Agent to be material, then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, promptly upon demand such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s capital or on the capital of such Lender’s or the Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Terms Loans made by such Lender to a level below that which such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s policies and the policies of such Lender’s or the Administrative Agent’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender or the Administrative Agent to be material, then from time to time the Borrower shall pay to such Lender or the Administrative Agent as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Administrative Agent setting forth the amount or amounts reasonably determined by such Person to be necessary to compensate such Lender or the Administrative Agent or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, the calculations and criteria applied to determine such amount or amounts, and other documentation or information reasonably supporting the conclusions in such certificate, shall be delivered to the Borrower and shall, absent clearly demonstrable error, be final and conclusive and binding. The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
     (d) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Administrative Agent under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 270 days prior to such request; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 270-day period. The protection of this Section shall be available to each Lender and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
     SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any

Eurodollar Term Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan, then, by written notice to the Borrower (which notice shall include documentation or information in reasonable detail supporting the conclusions in such notice) and to the Administrative Agent:
     (i) such Lender may declare that Eurodollar Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Term Loans will not thereafter (for such duration) be converted into Eurodollar Term Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Term Loan (or a request to continue an ABR Term Loan as such for an additional Interest Period or to convert a Eurodollar Term Loan into an ABR Term Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
     (ii) such Lender may require that all outstanding Eurodollar Term Loans made by it be converted to ABR Term Loans, in which event all such Eurodollar Term Loans shall be automatically converted to ABR Term Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Term Loans that would have been made by such Lender or the converted Eurodollar Term Loans of such Lender shall instead be applied to repay the ABR Term Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Term Loans. Any such conversion of a Eurodollar Term Loan under (i) above shall be subject to Section 2.16.
     (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Term Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
     SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Term Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Term Loan to an ABR Term Loan, or the conversion of the Interest Period with respect to any Eurodollar Term Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Term Loan to be made by such Lender (including any Eurodollar Term Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Term Loan shall have been given by the Borrower hereunder, (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include, in the case of a Lender, an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Term Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Term Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender believes it is entitled to receive pursuant to this Section 2.16, including the calculations and criteria applied to determine such amount or amounts, and other documentation or information reasonably supporting the conclusions in such certificate, shall be delivered to the Borrower and shall, absent clearly demonstrable error, be final and conclusive and binding.
     SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.13, 2.14, 2.15 or 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Term Loan Commitments (or, if such Term Loan Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Term Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
     SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Term Loan as a result of which the unpaid principal portion of its Term Loans shall be proportionately less than the unpaid principal portion of the Term Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and participations in Term Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Term Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Term Loan directly to the Borrower in the amount of such participation.
     SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than payments pursuant to Sections 2.14, 2.16 or 2.20, which at the election of the Borrower may be made directly to the Lender claiming the benefit of any such Sections) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010 by wire transfer of immediately available funds (or as otherwise agreed by the Borrower and the Administrative Agent). The Administrative Agent shall pay to each Lender any payment received on such Lender’s behalf promptly after the Administrative Agent’s receipt of such payment. All payments hereunder and under each other Loan Document shall be made in dollars .
     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other

Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
     SECTION 2.20. Taxes. (a) Except as otherwise provided herein, any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions and withholdings been made, (ii) the Borrower shall make (or cause to be made) such deductions and withholdings and (iii) the Borrower shall pay (or cause to be paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower hereunder shall pay (or cause to be paid) any Other Taxes imposed other than by deduction or withholding to the relevant Governmental Authority in accordance with applicable law.
     (b) [Reserved].
     (c) The Borrower shall indemnify the Administrative Agent, and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability shall be delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, promptly upon such party’s determination of an indemnifiable event and such certificate shall be conclusive absent clearly demonstrable error; provided that the failure to deliver such certificate shall not affect the obligations of the Borrower under this Section 2.20(c) except to the extent the Borrower is actually prejudiced thereby. Payment under this Section 2.20(c) shall be made within 15 days from the date of delivery of such certificate; provided that the Borrower shall not be obligated to make any such payment to the Administrative Agent, or the Lender (as the case may be) in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if and to the extent that such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, or such Lender or to the failure of the Administrative Agent, or a Lender to deliver a timely certificate as to the amount of an indemnifiable liability.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, and in any event within 60 days of such payment being due, the Borrower shall deliver to the Administrative Agent, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the reasonable written request of the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender.
     In addition, each Foreign Lender shall (i) furnish on or before it becomes a party to this Agreement either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit I together with a Form W-8BEN (or successor form). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.
     (f) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.
     (g) For purposes of this Section 2.20, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Taxes required to be deducted by the Borrower, but only to the extent such Taxes would have been required to be deducted and withheld by the Lender if it were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower and Excluded Taxes were defined by reference to the partner (treating the partner as a Foreign Lender) to whom payments are made.
     (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.20 shall survive the payment in full of all amounts due hereunder.
     SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Term Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.
     (b) If (i) any Lender, shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce or eliminate its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce or eliminate amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
ARTICLE III.
Representations and Warranties
     The Borrower represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent and each of the Lenders that:
     SECTION 3.01. Organization; Powers. The Borrower, the Company and each of their Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents, and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, in the case of the Borrower, to borrow hereunder and to grant the Liens contemplated to be granted by it under the Security Documents.

     SECTION 3.02. Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action (assuming that prior to the Funding Date, the Transactions to occur on the Funding Date have been authorized by the Capital Allocation Committee created by the Board of Directors of the Company pursuant to resolutions delivered to the administrative agent under the Opco Credit Agreement on the date hereof (the “Capital Allocation Committee”)), and (b) assuming at any time prior to the Funding Date that the consents and approvals described in clause (c), (d) and (e) of Section 3.04 have been obtained, will not (i) violate (A) any applicable provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower, the Company or any of their Subsidiaries, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture or any material agreement or other material instrument to which the Borrower, the Company or any of their Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture or material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower (other than Liens created under the Security Documents).
     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally and (including with respect to specific performance) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.
     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages if any, (c) such other actions specifically described in Section 3.19, (d) prior to the Funding Date, such approval of FERC under Section 203 of the Federal Power Act as may be required for the Transactions, (e) prior to the Funding Date, such approval of, or finding that no approval is required by, the NYPSC as may be required for the Transactions, (f) prior to the Funding Date, such consent of the Nuclear Regulatory Commission pursuant to Section 184 of the Atomic Energy Act of 1954 and 10 C.F.R. § 50.80 in connection with the Transactions, (f) any immaterial actions, consents, approvals, registrations or filings or (h) such as have been made or obtained and are in full force and effect.
     SECTION 3.05. Financial Statements. (a) The Borrower has, on or prior to the Closing Date, furnished to the Lenders (i) the Company’s consolidated balance sheets and statements of income and stockholder’s equity as of and for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, in each case, audited by and accompanied by the opinion of KPMG LLP, independent public accountants. Such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Company and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

     (b) The Borrower has heretofore delivered to the Lenders the Company’s unaudited pro forma consolidated capitalization as of March 31, 2007, prepared giving effect to the Transactions as if they had occurred on such date. Such pro forma capitalization statement (i) has been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the Closing Date to be reasonable in all material respects) and (ii) presents fairly in all material respects on a pro forma basis the estimated capitalization of the Company and its consolidated Subsidiaries as of such date, assuming that the Transactions had actually occurred at such date (it being understood that estimates (including pro forma financial statements), by their nature, are inherently uncertain and that no assurances are being given that such results will be achieved).
     SECTION 3.06. No Material Adverse Change. As of the Closing Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2006. After the Closing Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Funding Date Material Adverse Effect since the Closing Date.
     SECTION 3.07. Title to Properties; Possession Under Leases. (a) The Borrower has good and marketable title to, valid leasehold interests in, or a license or other right to use, all its material properties and material assets that are included in the Collateral, free and clear of all Liens or other exceptions to title other than Permitted Liens and minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.
     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date (but giving effect to the Transactions as if consummated on such date) a list of all Subsidiaries, including each Subsidiary’s exact legal name (as reflected in such Subsidiary’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of the Borrower (direct or indirect) therein, and identifies each Subsidiary that is an Opco Loan Party as of the Closing Date. As of the Closing Date (but giving effect to the Transactions as if consummated on such date), the shares of capital stock or other Equity Interests so indicated on Schedule 3.08 are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and, in the case of Equity Interests (other than Pledged Securities), Permitted Liens, and in respect of Pledged Securities, the Permitted Liens set forth in clause (h) of the definition thereof) and all such shares of capital stock are fully paid, and to the extent issued by a corporation, non-assessable.
     SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower, the Company or any of their Subsidiaries or any business, property or material rights of the Borrower, the Company or any of their Subsidiaries (i) that, as of the Closing Date, involve any Loan Document or the Transactions or, at any time thereafter, involve any Loan Document or the Transactions and which could reasonably be expected to be material and adverse to the interests of the Borrower, the Company and their Subsidiaries, taken as a whole, or the Lenders, or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in, as of the Closing Date, a Material Adverse Effect or, after the Closing Date, a Funding Date Material Adverse Effect.

     (b) Except as set forth on Schedule 3.09, none of the Borrower, the Company or any of their Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in as of the Closing Date, a Material Adverse Effect or, after the Closing Date, a Funding Date Material Adverse Effect (but not including, in each case, any Environmental Law which is the subject of Section 3.17 or any energy regulation matter which is the subject of Section 3.23).
     SECTION 3.10. Agreements. None of the Borrower, the Company or any of their Subsidiaries is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.11. Federal Reserve Regulations. (a) None of the Borrower, the Company or any of their Subsidiaries is engaged principally, or as one of its material activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Term Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Term Loans, Margin Stock will not constitute more than 25% of the value of the assets of the Borrower and the Subsidiaries. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
     SECTION 3.12. Investment Company Act. Neither the Borrower nor the Company is an “investment company” as defined in, and subject to registration under, the Investment Company Act of 1940, as amended from time to time.
     SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Term Loans made on the Funding Date solely to make the Holdings Contribution and the Company will, in turn, use the proceeds received therefrom to repay Term Loans under and as defined in the Opco Credit Agreement and the Borrower and/or the Company may pay fees, costs and expenses incurred in connection therewith and with the other Transactions.
     SECTION 3.14. Tax Returns. The Borrower, the Company and each of their Subsidiaries has timely filed or timely caused to be filed all material Federal, state, local and foreign tax returns or materials required to have been filed by it and all such tax returns are correct and complete in all material respects. The Borrower, the Company and each of their Subsidiaries has timely paid or caused to be timely paid all material Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, the Company or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower or the Company, as applicable, has made adequate provision in accordance with GAAP for all Taxes accrued and not yet due and payable. Except as permitted in clause (bb) of the definition of “Permitted Liens”, no Lien for Taxes has been filed (except for Taxes not yet delinquent that are being contested in good faith by appropriate proceedings), and to the knowledge of the Borrower, the Company and each of their Subsidiaries, based on the receipt of written notice, no claim is being asserted, with respect to any Tax. Neither the Borrower, the Company nor any of their Subsidiaries (a) intends to treat the Term Loans or any of the transactions contemplated by any Loan Document as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.
     SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower, the Company or any of their Subsidiaries (other than information of a general economic or industry nature) to the Arrangers, the Administrative Agent or any Lender for use in connection with the transactions contemplated by the Loan Documents or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain (as of the date of its delivery to the Arrangers, the Administrative Agent or any Lender or, as modified or supplemented, as of the Closing Date) any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such written information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection (including pro forma financial statements), the Borrower represents only that it acted in good faith and upon assumptions believed to be reasonable at the time, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, the Company and their Subsidiaries, and that no assurance can be given that such projections will be realized.
     SECTION 3.16. Employee Benefit Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and, in respect of the Benefit Plans and Multiemployer Plans, the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.17. Environmental Matters .. (a) Except as set forth in Schedule 3.17 or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in as of the Closing Date, a Material Adverse Effect or, after the Closing Date, a Funding Date Material Adverse Effect, none of the Borrower, the Company or any of their Subsidiaries:
     (i) has failed to comply with any Environmental Law or to take all actions necessary to obtain, maintain, renew and comply with any permit, license, registration or other approval required under Environmental Law;
     (ii) has become a party to any administrative or judicial proceeding, or possesses knowledge of any such proceeding that has been threatened, that could result in the termination, revocation or modification of any permit, license, registration or other approval required under Environmental Law;
     (iii) possesses knowledge that the Borrower, the Company or any of their Subsidiaries has become subject to any Environmental Liability on any Mortgaged Property (A) is subject to any Lien imposed pursuant to Environmental Law or (B) contains Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in any Environmental Liability;
     (iv) has received written notice of any claim or threatened claim, with respect to any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding; or
     (v) possesses knowledge of any facts or circumstances that could reasonably be expected to result in any Environmental Liability or could reasonably be expected to materially interfere with or prevent continued material compliance with Environmental Laws in effect as of the Closing Date and the Funding Date by the Borrower or the Subsidiaries.
     (b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Funding Date Material Adverse Effect.
     The representations and warranties in this Section 3.17 are the sole representations and warranties in any Loan Document with respect to environmental matters, including without limitation, those relating to Environmental Law or Hazardous Materials.
     SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance coverage maintained by or on behalf of the Borrower, the Company and their Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums that are due and owed have been duly paid. The Borrower, the Company and their Subsidiaries are insured by financially sound insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are maintained by companies of a similar size operating in the same or similar businesses.
     SECTION 3.19. Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefor may be brought, and (i) in the case of the Pledged Securities, upon the earlier of (A) when such Pledged Securities are delivered to the Collateral Agent and (B) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), (ii) in the case of Deposit Accounts not constituting Excluded Perfection Assets, by the execution and delivery of control agreements providing for “control” as described in Section 9-104 of the UCC, (iii) in the case of Securities Accounts not constituting Excluded Perfection Assets, upon the earlier of (A) the filing of financing statements in the offices specified on Schedule 3.19(a) and (B) the execution and delivery of control agreements providing for “control” as described in Section 9-106 of the UCC and (iv) in the case of all other Collateral described therein (other than Excluded Perfection Assets, Intellectual Property Collateral, money not credited to a Deposit Account or letter of credit rights not constituting supporting obligations), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Collateral Agreement shall constitute a fully perfected Lien on, all right, title and interest of the Borrower in such Collateral and proceeds thereof, as security for the obligations hereunder, in each case prior and superior to the rights of any other Person (except, in the case of all Collateral other than Pledged Securities, with respect to Permitted Liens, and in respect of Pledged Securities, the Permitted Liens set forth in clause (h) of the definition thereof).

     (b) Each Intellectual Property Security Agreement is effective to create in favor of the applicable Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefor may be brought. When each Intellectual Property Security Agreement (if any) is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, together with financing statements in appropriate form filed in the offices specified in Schedule 3.19(a), in each case within the time period prescribed by applicable law, such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral, as security for the obligations hereunder, in each case prior and superior in right to any other Person (except with respect to Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, patents, patent applications and copyrights acquired by the grantors after the Closing Date).
     (c) Each of the Mortgages (if any) is effective to create in favor of the applicable Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding, subsisting and enforceable Lien on, and security interest in, all of the Borrower’s right, title and interest in and to the Mortgaged Property thereunder and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law, and to the discretion of the court before which any proceeding therefor may be brought, and when the Mortgages are filed in the offices specified on Schedule 3.19(c) (or such offices as are otherwise agreed between the Borrower and the Collateral Agent), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property and proceeds thereof, as security for the obligations hereunder, in each case prior and superior in right to any other Person (except Liens expressly permitted by clauses (f), (h), (i), (j), (k) (solely to the extent that such Lien relating to such Permitted Refinancing Indebtedness was permitted prior to such refinancing by clause (f), (h), (i), (j), (n) or (p)), (n), (p), (q)(ii), (dd) and (ff) of the definition of “Permitted Liens”).
     SECTION 3.20. [Reserved].
     SECTION 3.21. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower, the Company or any of their Subsidiaries pending or, to the knowledge of the Borrower, threatened. All payments due from the Borrower, the Company or any of their Subsidiaries, or for which any claim may be made against the Borrower, the Company or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower, the Company or such Subsidiary, except as could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower, the Company or any of their Subsidiaries is bound.
     SECTION 3.22. Intellectual Property. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower, the Company and each of their Subsidiaries owns, or is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower, the Company and their Subsidiaries does not infringe upon the rights of any other Person.
     SECTION 3.23. Energy Regulation. (a) The Borrower, the Company and any Opco Subsidiary Guarantor that is a holding company as such term is defined in PUHCA is exempt in accordance with 18 CFR § 366.3 from the accounting, record-retention and reporting requirements of PUHCA.
     (b) The Borrower and the Company are not subject to regulation as a “public utility” as such term is defined in the FPA. Each Opco Subsidiary Guarantor that is subject to regulation as a “public utility” as such term is defined in the FPA and that makes sales of energy or capacity that are not pursuant to a state regulatory authority’s implementation of PURPA has an order from the FERC, which order is not subject to any pending challenge, investigation, complaint, or other proceeding, except as could not reasonably be expected to result in as of the Closing Date, a Material Adverse Effect or, after the Closing Date, a Funding Date Material Adverse Effect and other than generic proceedings generally applicable in the industry, (x) authorizing such Opco Subsidiary Guarantor to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other transactions at market-based rates and (y) granting such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and to assume liabilities pursuant to Section 204 of the FPA. With respect to each Opco Subsidiary Guarantor described in the preceding sentence, except as could not reasonably be expected to result in as of the Closing Date, a Material Adverse Effect or, after the Closing Date, a Funding Date Material Adverse Effect and except as set forth on Schedule 3.23(b), the FERC has not imposed any rate caps, mitigation measures, or other limits on market-based sales of power by that Opco Subsidiary Guarantor, other than (i) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, ancillary services or other services at wholesale at market-based rates in the geographic market where such Opco Subsidiary Guarantor conducts its business, and (ii) the restrictions imposed on Cabrillo Power I LLC, Cabrillo Power II LLC, Devon Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Power LLC, and Connecticut Jet Power LLC pursuant to those entities’ “reliability must run” agreements and/or other agreements /arrangements with the independent system operators, or other similar arrangements.
     (c) Each Opco Subsidiary Guarantor participating in the wholesale power market in ERCOT has registered with the PUCT to sell electricity at wholesale at market-based rates, and, except as could not reasonably be expected to result in            as of the Closing Date, a Material Adverse Effect or, after the Closing Date, a Funding Date Material Adverse Effect, the PUCT has not imposed any specific rate cap or mitigation measure (other than generic proceedings generally applicable in the industry). To its knowledge, as of the Closing Date, the rates charged by each such Opco Subsidiary Guarantor are not subject to any pending challenge or investigation .
     (d) Except as could not reasonably be expected to result in as of the Closing Date, a Material Adverse Effect or, after the Closing Date, a Funding Date Material Adverse Effect and except as set forth on Schedule 3.23(d), there are no complaint proceedings pending with the FERC or the PUCT seeking abrogation or modification, or otherwise investigating the terms, of a contract for the sale of power by the Borrower, the Company or the Opco Subsidiary Guarantors.
     (e) Except as could not reasonably be expected to result in as of the Closing Date, a Material Adverse Effect or, after the Closing Date, a Funding Date Material Adverse Effect, each of the Borrower, the Company and each of the Opco Subsidiary Guarantors, as applicable, has filed or caused to be filed with the applicable state or local utility commission or regulatory bodies, ERCOT and the FERC all forms, applications, notices, statements, reports and documents (including all exhibits and amendments thereto) required to be filed by it under all Applicable Laws, including PUHCA, the FPA and state utility laws and the respective rules thereunder, all of which complied with the applicable requirements of the appropriate act and rules, regulations and orders thereunder in effect on the date each was filed.
     (f) None of the Borrower, the Company or any of the Opco Subsidiary Guarantors is subject to any material state laws or material regulations respecting rates or the financial or organizational regulation of utilities, other than (i) with respect to those Opco Subsidiary Guarantors that are QFs, such state regulations contemplated by 18 C.F.R. Section 292.602(c), (ii) “lightened regulation” by the New York State Public Service Commission (the “NYPSC”) of the type described in the NYPSC’s order issued on September 23, 2004 in Case 04-E-0884 and (iii) the assertion of jurisdiction by the State of California over maintenance and operating standards of all generating facilities pursuant to SB 39XX.
     (g) As of the date of this Agreement, each Facility identified as a “QF” in Schedule 3.23(g) is a QF under PURPA and the current rules and regulations promulgated thereunder. As of the date of this Agreement, each person identified as an “EWG” in Schedule 3.23(g) is an “exempt wholesale generator” within the meaning of PUHCA and the Energy Policy Act of 2005, as amended. As of the date of this Agreement, each person identified as a FUCO in Schedule 3.23(g) is a “foreign utility company” within the meaning of PUHCA.
     SECTION 3.24. Solvency. As of the Funding Date, and immediately following the making of the Term Loans on the Funding Date and after giving effect to the application of the proceeds of the Term Loans, (a) the fair value of the assets of the Borrower, the Company and their Subsidiaries, taken as a whole, at a fair valuation, taking into account the effect of any indemnities, contribution or subrogation rights, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower, the Company and their Subsidiaries, taken as a whole, taking into account the effect of any indemnities, contribution or subrogation rights, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower, the Company and their Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower, the Company and their Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Funding Date.
ARTICLE IV.
Conditions of Lending
     The obligations of the Lenders to make Term Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:
     SECTION 4.01. Conditions Precedent to Closing Date. On the Closing Date:
     (a) The Administrative Agent shall have received, on behalf of itself and the Lenders a favorable written opinion of (i) Kirkland & Ellis LLP, counsel for the Borrower and the Subsidiaries, in form and substance reasonably satisfactory to the Arrangers and their counsel and (ii) each special and local counsel to the Borrower and the Subsidiaries as the Arrangers may reasonably request, in each case (A) dated the Closing Date, (B) addressed to the Arrangers, the Administrative Agent, the Collateral Agent, and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Arrangers shall reasonably request and which are customary for transactions of the type contemplated herein.

     (b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) with respect to the Borrower, that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of the Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) with respect to the Borrower, as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) if requested, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     (c) The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) if requested by any Lender pursuant to Section 2.04, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the Borrower, and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.
     (d) The Borrower shall have paid all fees and reasonable, documented out-of-pocket costs and expenses (including reasonable legal fees and expenses of Latham & Watkins LLP, counsel to the Arrangers, and any special regulatory counsel) and their technical and other non-financial advisors, title premiums, survey charges and recording taxes and fees) and other compensation accrued and payable as of such date to the Arrangers, the Administrative Agent or the Lenders as separately agreed by the Borrower and the Arrangers.
     (e) The Arrangers shall have received the financial statements required on or prior to the Closing Date pursuant to Section 3.05 all in form and substance reasonably satisfactory to the Arrangers.
     (f) The Arrangers shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Borrower and such search shall reveal no Liens on any of the assets of the Borrower except, in the case of Collateral other than Pledged Securities, for Permitted Liens, and in respect of Pledged Securities, the Permitted Liens in clause (h) of the definition thereof and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Arrangers or such other Liens that are not discharged with the consent of the Administrative Agent, as such consent may be provided in the Administrative Agent’s reasonable judgment.
     (g) The Borrower shall have furnished to the Administrative Agent, for distribution to each Lender, a detailed consolidated budget for each fiscal year through 2012 (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget).
     SECTION 4.02. Conditions Precedent to Funding Date. On the Funding Date:
     (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.
     (b) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.
     (c) At the time of and immediately after the Funding Date, no Event of Default or Default shall have occurred and be continuing.
     (d) The Arrangers shall have received a solvency certificate from a Financial Officer of the Borrower, in form and substance reasonably satisfactory to each Arranger, supporting the conclusions that after giving effect to the Transactions, the Borrower and the Subsidiaries, taken as a whole, will not be insolvent or be rendered insolvent by the Indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.
     (e) The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Section.
     (f) The Administrative Agent shall have received a true and complete copy of resolutions duly adopted by the Capital Allocation Committee authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the borrowings hereunder.
     (g) The Administrative Agent shall have received, on behalf of itself and the Lenders a favorable written opinion of (i) Kirkland & Ellis LLP, counsel for the Borrower and the Subsidiaries, in form and substance reasonably satisfactory to the Arrangers and their counsel and (ii) each special and local counsel to the Borrower and the Subsidiaries (including special regulatory counsel) as the Arrangers may reasonably request, in each case (A) dated as of the Funding Date, (B) addressed to the Arrangers, the Administrative Agent, the Collateral Agent, and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Arrangers shall reasonably request and which are customary for transactions of the type contemplated herein.
     (h) The Administrative Agent shall have received the Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower.
     (i) The Holdings Reorganization shall have been consummated, or shall be consummated concurrently with the funding of the Term Loans, pursuant to the terms of the documentation relating thereto which shall be in form and substance reasonably satisfactory to the Administrative Agent.

     (j) The Borrower shall have paid all fees and reasonable, documented out-of-pocket costs and expenses (including reasonable legal fees and expenses of Latham & Watkins LLP, counsel to the Arrangers, and one local counsel to the Arrangers per relevant jurisdiction (it being understood that such limitation does not apply to special regulatory counsel) and their technical and other non-financial advisors, title premiums, survey charges and recording taxes and fees (if any)) and other compensation accrued and payable as of such date to the Arrangers, the Administrative Agent or the Lenders as separately agreed by the Borrower and the Arrangers.
     (k) The Collateral Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Funding Date, to the extent described in Section 3.19, first priority perfected (subject to the limitations set forth in Section 3.19) Liens on the Collateral (subject, in the case of all Collateral other than Pledged Securities, only to Permitted Liens and in the case of Pledged Securities, the Permitted Liens in clause (h) of the definition thereof) and shall have received such other reports, documents and agreements as the Collateral Agent shall reasonably request. The Pledged Securities shall have been duly and validly pledged under the Collateral Agreement to the Collateral Agent, for the ratable benefit of the Secured Parties, and certificates representing such Pledged Securities, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent.
     (l) All material governmental, shareholder and third-party approvals and all material consents necessary for the Transactions (including (i) the approval of FERC under Section 203 of the Federal Power Act as may be required for the Holdings Reorganization, (ii) the approval of, or finding that no approval is required by, the NYPSC, as may be required for the Transactions, and (iii) the consent of the Nuclear Regulatory Commission pursuant to Section 184 of the Atomic Energy Act of 1954 and 10 C.F.R. § 50.80 in connection with the Transactions) shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any materially adverse action being taken by any applicable authority.
     (m) The Arrangers shall have received the results of a bring-down Lien and judgment search in each relevant jurisdiction with respect to the Borrower and such search shall reveal no Liens on any of the Collateral except, in the case of Collateral other than Pledged Securities, for Permitted Liens and in the case of Pledged Securities, the Permitted Liens in clause (h) of the definition thereof.
     (n) The Collateral Agent shall have received a duly executed Perfection Certificate dated on prior to the Funding Date.
     The obligations of the Lenders to make Term Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.08). For the avoidance of doubt, the Borrower shall be under no obligation to draw Term Loans on any date, including the Funding Date (if any).
ARTICLE V.
Affirmative Covenants
     The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full, the Borrower will, and will cause the Company each of its and the Company’s Subsidiaries to:
     SECTION 5.01. Corporate Existence. Subject to Section 6.04 hereof, and only with respect to the Borrower, the Company and the other Restricted Subsidiaries, do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of the Company each of their subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower, the Company or any such subsidiary; and (b) the rights (charter and statutory), licenses and franchises of the Borrower, the Company and their Subsidiaries, except where the failure to so preserve and keep could not reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Borrower, the Company nor any other Restricted Subsidiary shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its subsidiaries, if the Borrower, the Company or such other Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower, the Company and their Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.02. Insurance. Except to the extent any such insurance is not generally available in the marketplace from commercial insurers, keep its properties that are of an insurable character adequately insured in accordance with industry standards at all times by financially sound insurers (provided, however, that there shall be no breach of this Section 5.02 if any such insurer becomes financially unsound and the Borrower, the Company or any of their Subsidiaries obtains reasonably promptly insurance coverage from a different financially sound insurer); maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), in each case as is customary with companies of a similar size operating in the same or similar businesses; maintain such other insurance as may be required by law; and maintain such other insurance as otherwise required by the Security Documents.
     SECTION 5.03. Taxes. Pay, and cause each of the Company and the Borrower’s and the Company’s Subsidiaries to pay, prior to delinquency, all material Taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings and where the Borrower or the Company or the relevant Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.
     SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
     (a) within 90 days after the end of each fiscal year (beginning within 90 days after the end of fiscal year 2007), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal year of the Borrower and its consolidated Subsidiaries at such time and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants reasonably satisfactory to the Administrative Agent (which shall not be qualified in any material respect, except for qualifications relating to accounting changes (with which such independent public accountants shall concur) in response to FASB releases or other authoritative pronouncements) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal quarter of the Borrower and its consolidated Subsidiaries at such time and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers to the effect that such financial statements, while not examined by independent public accountants, reflect in the opinion of the Borrower all adjustments necessary to present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that prior to the Funding Date the requirements under this paragraph (b) shall be satisfied if the Borrower delivers the financial statements required to be delivered by Section 5.04(b) of the Opco Credit Agreement);
     (c) concurrently with any delivery of financial statements under paragraph (a) above for the year ended December 31, 2007 and each year thereafter, a letter from the accounting firm rendering the opinion on such statements (which letter may be limited to accounting matters and disclaim responsibility for legal interpretations) stating whether, in connection with their audit examination, anything has come to their attention which would cause them to believe that any Default or Event of Default existed on the date of such financial statements and if such a condition or event has come to their attention and (ii) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow for the applicable fiscal year and the Available Amount as at the end of the applicable fiscal year and (C) disclosing any Holdings Asset Sale or Holdings Recovery Event (other than any Holdings Asset Sale or Holdings Recovery Event not subject to the mandatory prepayment provisions set forth in Section 2.13(b) pursuant to the first proviso of the definition of Net Cash Proceeds) that was consummated in the preceding fiscal quarter and specifying the nature thereof and the use of proceeds with respect thereto;
     (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower, the Company or any of their Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any domestic national securities exchange, or distributed to its shareholders generally, as the case may be;
     (e) promptly after the receipt thereof by the Borrower, the Company or any of their Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto; and
     (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower, the Company or any of their

Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after the Borrower obtains knowledge thereof:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against the Borrower, the Company or any of their Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and
     (d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     SECTION 5.06. Information Regarding Collateral. (a) Furnish to each of the Administrative Agent and the Collateral Agent prompt written notice of (i) any change (A) in the Borrower’s corporate name as set forth in its certificate of incorporation, certificate of formation or other relevant organizational documents, (B) any office or facility (other than any location within the control of the Administrative Agent or the Collateral Agent) at which material portions of Collateral owned by it is located (including the establishment of any such new office or facility), (C) in the Borrower’s corporate structure or (D) in the Borrower’s Federal Taxpayer Identification Number; (ii) any formation or acquisition after the Closing Date of any Subsidiary of the Borrower or the Company that is not an Excluded Subsidiary; and (iii) any sale, transfer, lease, issuance or other disposition (by way of merger, consolidation, operation of law or otherwise) after the Closing Date of any Equity Interests of any Subsidiary of the Borrower or the Company that is not an Excluded Subsidiary to any Person other than the Borrower or another Subsidiary of the Borrower or the Company. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless a reasonable period has been provided (such period to be at least 3 Business Days) for making all filings under the UCC or otherwise and taking all other actions, in each case that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected (subject to the limitations set forth in Section 3.19) security interest in all the Collateral (other than any Excluded Perfection Assets). The Borrower also agrees promptly to notify each of the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
     (b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth (i) the information required pursuant to Section I of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Funding Date or the date of the most recent certificate delivered pursuant to this Section and (ii) any liquidation or dissolution during such preceding fiscal year of any Subsidiary of the Borrower or the Company that is not an Excluded Subsidiary.
     SECTION 5.07. Maintaining Records; Access to Properties and Inspections. (a) Keep, and cause the Company and each Subsidiary of the Borrower and the Company to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP and all applicable requirements of law are made of all financial operations. No more than once in any fiscal year (except if an Event of Default has occurred and is continuing) the Borrower will, and will cause the Company and each of the Borrower’s and the Company’s Subsidiaries to, permit, if requested by the Administrative Agent, any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower, the Company or any of their Subsidiaries at reasonable times and as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower, the Company or any of their Subsidiaries with the officers thereof and independent accountants therefor.
     (b) At its election, the Administrative Agent may retain, or require the Borrower to retain, an independent engineer or environmental consultant to conduct an environmental assessment of any Mortgaged Property or facility of the Borrower, the Company or any of their Subsidiaries. Any such environmental assessments conducted pursuant to this paragraph (b) shall be at the Borrower’s sole cost and expense only if conducted following the occurrence of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Borrower, the Company or any of their Subsidiaries; provided that the Borrower shall only be responsible for such costs and expenses to the extent that such environmental assessment is limited to that which is reasonably necessary to assess the subject matter of such Event of Default or such event, circumstance or condition that could reasonably be expected to result in an Event of Default. In addition, environmental assessments conducted pursuant to this paragraph (b) shall not be conducted more than once every twelve months with respect to any parcel of Mortgaged Property or any single facility of the Borrower, the Company or any of their Subsidiaries unless such environmental assessments are conducted following the occurrence of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Borrower, the Company or any of their Subsidiaries. The Borrower shall, and shall cause the Company and each of the Borrower’s and the Company’s Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. Environmental assessments conducted under this paragraph (b) shall be limited to visual inspections of the Mortgaged Property or facility, interviews with representatives of the Borrower or facility personnel, and review of applicable records and documents pertaining to the property or facility.
     (c) In the event that the Administrative Agent reasonably believes that Hazardous Materials have been Released or are threatened to be Released on any Mortgaged Property or other facility of the Borrower, the Company or any of their Subsidiaries or that any such property or facility is not being operated in compliance with applicable Environmental Law, in each case where the Release, threatened Release or failure to comply has resulted in, or could reasonably be expected to result in, a material Environmental Liability of the Borrower, the Company or any of their Subsidiaries, the Administrative Agent may, at its election and after reasonable notice to the Borrower, retain, or require the Borrower to retain, an independent engineer or other qualified environmental consultant to reasonably assess the subject matter of such Release, threatened Release or failure to comply with applicable Environmental Law. Such environmental assessments may include detailed visual inspections of the Mortgaged Property or facility, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and groundwater samples as well as such other reasonable investigations or analyses in each case as are reasonable and necessary to assess the subject matter of the Release, threatened Release or failure to comply. The Borrower shall, and shall cause the Company and each of the Borrower’s and the Company’s Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. All environmental assessments conducted pursuant to this paragraph (c) shall be at the Borrower’s sole cost and expense.
     SECTION 5.08. Use of Proceeds. Use the proceeds of the Term Loans only for the purposes set forth in Section 3.13.
     SECTION 5.09. Additional Collateral, etc. (a) With respect to any Collateral acquired after the Funding Date or, in the case of inventory or equipment that is part of the Collateral, any material Collateral (other than Collateral in possession of the Administrative Agent or the Collateral Agent) moved after the Closing Date by the Borrower (other than any Collateral described in paragraphs (b), (c) or (d) of this Section) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected security interest, promptly (and, in any event, within 20 Business Days following the date of such acquisition or designation) (i) execute and deliver to the Administrative Agent, and the Collateral Agent such amendments to the Collateral Agreement or such other Security Documents as the Collateral Agent deems necessary or reasonably advisable to grant to such Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or reasonably requested by the Administrative Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (subject to the limitations set forth in Section 3.19) first priority security interest in such Collateral (other than any Excluded Perfection Assets and, except with respect to Pledged Securities, subject to Permitted Liens, and in respect of Pledged Securities, the Permitted Liens set forth in clause (h) of the definition thereof), including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent.
     (b) With respect to any fee interest in any Collateral consisting of real property or any lease of Collateral consisting of real property acquired or leased after the Funding Date by the Borrower (other than any Excluded Perfection Assets), promptly (and, in any event, within 60 days following the date of such acquisition) (i) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property and in form and substance reasonably satisfactory to the Collateral Agent, (ii) provide the Secured Parties with (A) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Collateral Agent, which may be the value of the generation assets, if applicable, situated thereon), together with such endorsements as are reasonably required by the Administrative Agent or the Collateral Agent and are obtainable in the State in which such real property is located, as well as a current ALTA survey thereof complying with the requirements set forth in Schedule 5.09(b) and all of the other provisions herein and in the Security Documents, together with a surveyor’s certificate and (B) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent and (iv) deliver to the Administrative Agent a notice identifying the consultant’s reports, environmental site assessments or other documents relied upon by the Borrower to determine that any such real property included in such Collateral does not contain Hazardous Materials of a form or type or in a quantity or location that could, or to determine that the operations on any such real property included in such Collateral is in compliance with Environmental Law except to the extent any non-compliance could not, reasonably be expected to result in a material Environmental Liability.
     (c) With respect to any new Subsidiary (other than an Unrestricted Subsidiary or a subsidiary of the Company) created or acquired after the Funding Date by (and directly owned by) the Borrower, promptly (and, in any event, within 20 days following such creation or the date of such acquisition), (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement as the Administrative Agent or the Collateral Agent deems necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Equity Interests in such new Subsidiary that are owned by the Borrower, (ii) deliver to the Collateral Agent the certificates, if any, representing such Equity Interests, together with undated instruments of transfer or stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower, and (iii) deliver to the Administrative Agent and the Collateral Agent, if reasonably requested, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.
     (d) With respect to any new Foreign Subsidiary (other than an Unrestricted Subsidiary or a subsidiary of the Company) created or acquired after the Funding Date by (and directly owned by) the Borrower, promptly (and, in any event, within 25 days following such creation or the date of such acquisition), (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement as the Administrative Agent or the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests in such new Foreign Subsidiary that is directly owned by the Borrower (provided that in no event shall more than 66% of the total outstanding voting first-tier Equity Interests in any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Equity Interests, together with undated instruments of transfer or stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the security interest of the Collateral Agent thereon and (iii) deliver to the Administrative Agent and the Collateral Agent, if reasonably requested, legal opinions (which may be delivered by in-house counsel if admitted in the relevant jurisdiction) relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.
     SECTION 5.10. Further Assurances. (a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent and the Collateral Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower which assets or property may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such

Lender may be required to obtain from the Borrower for such governmental consent, approval, recording, qualification or authorization.
     SECTION 5.11. Change of Control. At any time after the Holdings Reorganization shall have occurred, the Borrower shall at all times be the Beneficial Owner of all of the Capital Stock of the Company.
ARTICLE VI.
Negative Covenants
     The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full, the Borrower will not, nor will it cause or permit the Company or any of the other Restricted Subsidiaries to:
     SECTION 6.01. Indebtedness and Preferred Stock. Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit the Company or the other Restricted Subsidiaries to issue any shares of preferred stock except for:
     (a) (i) the incurrence by the Borrower of the Indebtedness created under the Loan Documents and (ii) the incurrence by the Company (and the Guarantee thereof by the Opco Subsidiary Guarantors) of the Indebtedness created (and the reimbursement obligations with respect to letters of credit issued) under the Opco Credit Agreement and the other Opco Loan Documents and any Revolver Refinancing Indebtedness; provided that the net cash proceeds of any Indebtedness incurred under clause (a)(ii) in excess of $6,000,000,000 shall be distributed by the Company to the Borrower and used by the Borrower to repay Term Loans hereunder, in each case, no later than the fifth Business Day following the receipt thereof;
     (b) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;
     (c) the incurrence by any Opco Loan Party of Indebtedness represented by the Senior Notes issued on or prior to the Closing Date and the related Guarantees of the Opco Subsidiary Guarantors thereof, and at the sole discretion of the Borrower, the Guarantee by the Borrower of any such Indebtedness;
     (d) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries or incurred within 270 days after any of the foregoing, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (d), not to exceed $475,000,000 at any time outstanding;

     (e) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under clauses (b), (c), (d), (e), (m), clause (B) of clause (p), (q), (r) or (s) of this Section 6.01;
     (f) the incurrence by the Borrower and the Restricted Subsidiaries of unsecured intercompany Indebtedness; provided, however, that (A) if the Borrower is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations hereunder (which subordination may be pursuant to an Affiliate Subordination Agreement or any other agreement containing terms with respect to the subordination of the obligations thereunder that are substantially the same as the Affiliate Subordination Agreement or are otherwise reasonably acceptable to the Administrative Agent, in each case, executed and delivered by both the applicable borrower and lender); and (B)(x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (f);
     (g) the issuance by any Opco Restricted Subsidiary to the Company or to any of its other Opco Restricted Subsidiaries, or to the Borrower of shares of preferred stock; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or an Opco Restricted Subsidiary or the Borrower and (ii) any sale or other transfer of any such preferred stock to a Person that is not either the Company or an Opco Restricted Subsidiary or the Borrower will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (g);
     (h) the incurrence by the Company or any of its Restricted Subsidiaries of Commodity Hedging Obligations, Eligible Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations, and the incurrence by the Borrower of Interest Rate/Currency Hedging Obligations of the type described in clause (a) or (b) of the definition thereof;
     (i) the Guarantee by (i) any Opco Loan Party of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 6.01 (other than clause (m) and (w)); (ii) any of the Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; (iii) any of the Excluded Foreign Subsidiaries of Indebtedness of any other Excluded Foreign Subsidiary; and (iv) the Company of Permitted Itiquira Indebtedness; provided that such Guarantee of Permitted Itiquira Indebtedness matures or otherwise terminates within one year of the incurrence thereof;
     (j) the incurrence by the Borrower or any of the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
     (k) [Reserved];
     (l) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptance and performance and surety bonds provided by the Borrower or such Restricted Subsidiary in the ordinary course of business;

     (m) the incurrence of Additional Non-Recourse Indebtedness by any Excluded Project Subsidiary;
     (n) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or Equity Interests of any Subsidiary or any business, assets or Equity Interests acquired by the Borrower or any Restricted Subsidiary; provided that in the case of any such disposition the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;
     (o) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by letters of credit, guarantees of Indebtedness or other similar instruments to the extent (A) such instruments, including instruments supporting Commodity Hedging Obligations or Interest Rate/Currency Hedging Obligations, are cash collateralized and (B) the Company or such Restricted Subsidiary would not have been prohibited from expending the funds used to cash collateralize such instrument directly under the terms of this Agreement;
     (p) the incurrence by the Company and/or any of its Restricted Subsidiaries of (A) additional Indebtedness if (1) such Indebtedness does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provisions requiring redemption or repurchase only if and to the extent permitted by this Agreement and other than amortization payments of up to 1% of the initial principal amount per annum) prior to the date that is six months after the Term Loan Maturity Date, provided, however, that the restrictions in this Section 6.01(p)(A)(1) shall not apply to any Indebtedness in the form of letters of credit and any Indebtedness that is secured by any assets of the Company or any of its Restricted Subsidiaries, (2) no Default or Event of Default exists immediately prior to, or would exist immediately after giving effect to, the incurrence of such Indebtedness, (3) the Consolidated Leverage Ratio for the Company’s most recently ended Test Period for which financial statements are publicly available immediately preceding the date on which such additional Indebtedness is incurred would have been no more than 6.50 to 1.00 (or, at any time after December 31, 2007, 6.25 to 1.00), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness (and any other Indebtedness incurred during such Test Period or from the end of such Test Period through the date on which such calculation is made) had been incurred at the beginning of the applicable Test Period and was outstanding on such calculation date and (4) the Consolidated Interest Coverage Ratio of the Company for the Company’s most recently ended Test Period for which financial statements are publicly available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness (and any other Indebtedness incurred during such Test Period or from the end of such Test Period through the date on which such calculation is made) had been incurred at the beginning of the applicable Test Period and (B) additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (p)(B), not to exceed $300,000,000; provided that in the case of any incurrence of any Indebtedness pursuant to this clause (p), (x) the Company shall be in compliance as of the date of such incurrence, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the covenants set forth in Sections 6.13 and 6.14 of the Opco Credit Agreement (as such covenants shall exist on the date hereof, but for the avoidance of doubt based on the applicable ratio set forth in such covenants on the date hereof that shall apply at such time), as if such Indebtedness (and any other Indebtedness incurred during such Test Period or from the end of such Test Period through the date such calculation is made) had been incurred on the first day of the applicable Test Period; and (y) no more than the greater of

(1) $720,000,000 and (2) an amount equal to the Consolidated EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended on or prior to the date on which such Indebtedness is incurred multiplied by 30% (less, in the case of each of clause (1) and clause (2), the aggregate principal amount of any additional loans or commitments obtained pursuant to Section 2.25 of the Opco Credit Agreement or any similar section of the Opco Credit Agreement in which pre-approved and/or incremental commitments and loans which were not committed or made on the Closing Date are committed or made by lenders thereunder after the Closing Date) in aggregate principal amount of Indebtedness incurred pursuant to this clause (p) may be secured by first priority and/or second priority Liens on the Opco Collateral, and any such Liens must be granted in favor of the Collateral Trustee in the manner set forth in, and be otherwise subject to (and in compliance with), the Collateral Trust Agreement;
     (q) the incurrence of Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Restricted Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition; provided that (i) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Indebtedness is not guaranteed in any respect by the Borrower, the Company or any other Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary) except to the extent that such Guarantee is permitted to be incurred (and is so incurred) pursuant to clause (p) of this Section 6.01 and (iii) if such Person is acquired by the Borrower, the Equity Interests of such Person are pledged to the Collateral Agent to the extent required under Section 5.09;
     (r) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to finance a Permitted Acquisition; provided that (i) such Indebtedness is not guaranteed in any respect by any such Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition) or by the Borrower or the Company except to the extent that such Guarantee is permitted to be incurred (and is so incurred) pursuant to clause (p) of this Section 6.01, and (ii) if such Person is acquired by the Borrower, the Borrower pledges the Equity Interests of such acquired Person to the Collateral Agent to the extent required under Section 5.09;
     (s) the incurrence by the Borrower and/or any of its Restricted Subsidiaries of unsecured Indebtedness, in each case, (i) that does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provisions requiring redemption or repurchase only if and to the extent permitted by this Agreement) prior to the date that is (x) in the case of Indebtedness incurred by the Borrower, six months after the Term Loan Maturity Date and (y) in the case of Indebtedness incurred by the Company or any other Restricted Subsidiary, six months after the Term Loan Maturity Date (as defined in the Opco Credit Agreement), (ii) that is not exchangeable or convertible into Indebtedness of the Borrower, the Company (other than other Indebtedness permitted by this clause (s)) or any other Restricted Subsidiary or any preferred stock or other Equity Interest and (iii) solely to the extent the Net Cash Proceeds thereof are used to prepay (x) in the case of Indebtedness incurred by the Borrower, Term Loans hereunder and (y) in the case of Indebtedness incurred by the Company or any other Restricted Subsidiary, Term Loans under and as defined in the Opco Credit Agreement pursuant to and to the extent required by the Opco Credit Agreement;
     (t) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness consisting of (i) obligations to pay insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;

     (u) the issuance by any of the Excluded Subsidiaries of shares of preferred stock the proceeds of which are used solely to finance the development, construction or acquisition by such Subsidiary of fixed or capital assets useful in the conduct of the Permitted Business;
     (v) the incurrence by the Borrower or any of its Restricted Subsidiary of Environmental CapEx Debt or Necessary CapEx Debt, in an aggregate principal amount not to exceed $250,000,000 at any time outstanding; provided that, prior to the incurrence of any such Environmental CapEx Debt or Necessary CapEx Debt, the Borrower or the Company shall deliver to the Administrative Agent an officers’ certificate designating such Indebtedness as Environmental CapEx Debt or Necessary CapEx Debt, as applicable;
     (w) the incurrence of Permitted Itiquira Indebtedness; and
     (x) Indebtedness consisting of representations, warranties, covenants and indemnities made by, and repurchase, payment and other obligations of, the Company or any of its Restricted Subsidiaries in connection with a South Central Securitization permitted by Section 6.04; provided that such representations, warranties, covenants, indemnities and repurchase, payment and other obligations are of the type customarily included in securitizations of accounts receivable intended to constitute true sales of such accounts receivable to a securitization vehicle.
     SECTION 6.02. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by it, except Permitted Liens.
     SECTION 6.03. Limitation on Sale and Leaseback Transactions. Enter into any sale and leaseback transaction; provided that the Borrower or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (a) the Borrower or that Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt (if any) relating to such sale and leaseback transaction under Section 6.01(d) hereof and (ii) incurred a Lien to secure such Indebtedness (if any) or other obligations associated with such transaction pursuant to the provisions of Section 6.02 hereof; (b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is subject of that sale and leaseback transaction (unless such transaction is a Permitted Tax Lease or a Permitted Environmental Control Lease); and (c) in the event that such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by Section 6.04, and (x) if such transaction constitutes a Holdings Asset Sale, the Borrower applies the proceeds of such transaction if and to the extent required by Section 2.13 hereof or (y) if such transaction constitutes an Asset Sale that is not a Holdings Asset Sale, the Company applies the proceeds of such transaction in compliance with the Opco Credit Agreement, if and to the extent required thereby.
     SECTION 6.04. Mergers, Consolidations and Sales of Assets. (a)(x) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or (y) sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or the Company, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Restricted Subsidiary (other than the Company) and/or MergerCo (whether a Restricted Subsidiary or not) may merge into the Borrower or the Company in a transaction in which the Borrower or the Company, as the case may be, is the surviving corporation, (ii) any Restricted Subsidiary (other than the Company) may merge into or consolidate with any other Restricted Subsidiary (other than the Company) in a transaction in which the surviving entity is a Restricted Subsidiary and no Person other than the Borrower or a Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is (A) an Opco

Loan Party, the surviving entity of such transaction shall be an Opco Loan Party, (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary and (C) a Core Collateral Subsidiary, the surviving entity shall be a Core Collateral Subsidiary), (iii) any merger or consolidation of a Restricted Subsidiary (other than the Company) will be permitted in connection with an Investment permitted by Section 6.05(g), 6.05(j) or 6.05(l) and (iv) any Restricted Subsidiary (other than the Company or a Core Collateral Subsidiary) may liquidate or dissolve or, solely for purposes of reincorporating in a different jurisdiction, merge if the Borrower and the Company determine in good faith that such liquidation or dissolution or merger is in the best interests of the Borrower and the Company and could not reasonably be expected to result in a Material Adverse Effect.
     (b) Consummate any Asset Sale (notwithstanding that it may be otherwise permitted under paragraph (a) above) (including a Sale of Core Collateral) (other than in respect of a sale of the South Central Securitization Assets which shall be permitted regardless of whether the requirements of this Section 6.04(b) are satisfied so long as the requirements of clause (d) of this Section 6.04 shall be satisfied) unless (i) other than in the case of a Permitted Tax Lease or a Permitted Environmental Control Lease, the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; (ii) other than in the case of a Permitted Tax Lease, a Permitted Environmental Control Lease, a Permitted Asset Swap or the sale of equity interests of an Excluded Project Subsidiary that is made in connection with the conversion of a convertible note of such Excluded Project Subsidiary (or portion thereof) into such equity interest (provided that the consideration received at the time of such note was issued shall have satisfied the requirements of this clause (ii)), at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash (for purposes of this provision, any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion will be deemed to be cash); (iii) if such Asset Sale is a Holdings Asset Sale, the Borrower shall apply the Net Cash Proceeds received therefrom in accordance with Section 2.13(b) to the extent required thereby; (iv) any consideration in excess of $15,000,000 received by the Borrower in connection with such Asset Sale pursuant to this paragraph (b) that is in the form of Indebtedness shall be pledged to the Collateral Agent pursuant to Section 5.09; (v) with respect to any such Asset Sale (or series of related Asset Sales) in an aggregate amount in excess of $60,000,000, the Company shall be in compliance, on a pro forma basis after giving effect to such Asset Sale, with the covenants set forth in Sections 6.13 and 6.14 of the Opco Credit Agreement (as such covenants exist on the date hereof), as if such Asset Sale had occurred on the first day of the applicable Test Period; and (vi) after giving effect to any such Asset Sale, no Default or Event of Default shall have occurred and be continuing.
     (c) In the case of the Company, at any time own, either directly or indirectly or through one or more Opco Loan Parties, beneficially and of record, less than all of the Equity Interests in any Core Collateral Subsidiary.
     (d) The Company or any of its Restricted Subsidiaries may sell South Central Securitization Assets to a Securitization Vehicle in a South Central Securitization; provided that (i) each such South Central Securitization is effected on market terms, (ii) the aggregate amount of the Sellers’ Retained Interests in such South Central Securitization does not exceed an amount at any time outstanding that is customary for similar transactions and (iii) the proceeds to each such Securitization Vehicle from the issuance of Third Party Securities are applied by such Securitization Vehicle substantially simultaneously with receipt thereof to the purchase from the Company or such Restricted Subsidiaries of South Central Securitization Assets.

     SECTION 6.05. Limitation on Investments. Make any Investment except for:
     (a) extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
     (b) Cash Equivalents;
     (c) loans and advances to officers, directors and employees of the Borrower or the Company or any of the other Restricted Subsidiaries (i) to finance the purchase of Capital Stock of the Borrower or the Company (provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Company in cash as common equity), (ii) for reasonable and customary business related travel expenses, moving expenses and similar expenses, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above in an aggregate principal amount at any time outstanding with respect to this clause (iii) not exceeding $5,000,000 in any fiscal year (with unused amounts in any such period being carried-forward to any succeeding fiscal year);
     (d) Investments existing on the Closing Date (as defined in the Opco Credit Agreement) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Closing Date;
     (e) Investments in Hedging Obligations to the extent not prohibited by Section 6.01;
     (f) Investments received in connection with the bankruptcy or reorganization of trade creditors, trade counterparties, suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers;
     (g) Investments to the extent that payment for such Investments is made with Capital Stock of (x) if the Holdings Reorganization does not occur, the Company, and (y) in the event the Holdings Reorganization does occur, the Borrower;
     (h) Investments in any Subsidiary, as valued at the Fair Market Value of such Investment at the time each such Investment is made, in an aggregate amount that, at the time such Investment is made, would not exceed the Retained Prepayment Amount at such time;
     (i) Investments (including in the form of loans) in the Borrower or any Opco Loan Party;
     (j) Investments constituting Permitted Acquisitions;
     (k) Investments made to repurchase or retire common stock of the Borrower or the Company owned by any employee stock ownership plan or key employee, directors and officers, or other stock ownership plans of the Borrower or the Company, as applicable;
     (l) (i) additional Investments (including Investments in Excluded Subsidiaries, Minority Investments and Unrestricted Subsidiaries) and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case as valued at the Fair Market Value of such Investment at the time each such Investment is made, (A) in an aggregate amount that, at the time such Investment is made, would not exceed the sum of (x) $600,000,000 plus (y) the Available Amount at such time plus (z) to the extent such amounts do not increase the Available Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) and an amount equal to any letters of credit, guarantees and other contingent credit support that constitute Investments that were made pursuant to this clause (l) to the extent such letters of credit, guarantees or other contingent credit support are cancelled, expire or are otherwise terminated without any payment being required thereon, and/or (B) in the case of Investments described in clause (ii) above only that are made by the Company or any of its Restricted Subsidiaries (other than any Excluded Subsidiary), in an aggregate amount that, at the time such Investment is made, would be permitted to be expended as a Capital Expenditure under Section 6.12 of the Opco Credit Agreement (as such Section exists on the date hereof but for purposes of this clause the reference to $450,000,000 therein shall be deemed to be a reference to $540,000,000), to the extent that (x) the applicable joint venture owns an interest in assets the addition of which would have been a Capital Expenditure if acquired or constructed, and owned, directly by the Company or any of its Restricted Subsidiaries (other than any Excluded Subsidiary) and (y) the ability of the Company and/or one or more of its Restricted Subsidiaries to receive cash flows attributable to its interest therein is not restricted by contract, Applicable Law or otherwise; provided, however, that in determining whether any Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries made in cash or Cash Equivalents would be permitted under Section 6.05(l)(ii), the maximum aggregate amount of such Investments made in cash or Cash Equivalents to be allocated to clause (ii)(A)(x) above only shall not exceed $360,000,000;
     (m) Investments in any Excluded Subsidiary by another Excluded Subsidiary, other than any such Investments made with the proceeds of Non-Recourse Indebtedness; provided, however, that (i) Investments in an Excluded Subsidiary with the proceeds of Non-Recourse Indebtedness by another Excluded Subsidiary that is a direct or indirect parent of such Excluded Subsidiary shall be permitted and (ii) Investments in an Excluded Subsidiary with the proceeds of Non-Recourse Indebtedness by another Excluded Subsidiary that is formed solely for the purposes of incurring such Non-Recourse Indebtedness, that has no other assets other than de minimis assets and that has the same direct parent as such Excluded Subsidiary shall be permitted;
     (n) [Reserved];
     (o) the contribution of any one or more of the Specified Facilities to a Restricted Subsidiary that is not an Opco Loan Party;
     (p) Investments that are received in consideration of the contribution by the Borrower, the Company or any of its Restricted Subsidiaries of assets (other than cash, Cash Equivalents or Core Collateral), valued at the Fair Market Value of such Investment at the time such Investment is made, in an aggregate amount that, at the time such Investment is made, would not exceed the Fair Market Value of the sum of (i) all Capital Stock of the Borrower and/or the Company (as applicable) paid as consideration in connection with a Permitted Acquisition (valued at the time of consummation of such Permitted Acquisition) consummated after the Closing Date and on or prior to the date of such Investment so long as all Equity Interests and other assets that were acquired by the Borrower, the Company or any of their Restricted Subsidiaries through such Permitted Acquisition have been pledged, if acquired by the Borrower, to the Collateral Agent to the extent required under Section 5.09 or, if acquired by the Company or any other Restricted Subsidiary, to the Collateral Agent under and as defined in the Opco Credit Agreement to the extent required by the Opco Credit Agreement (provided that such acquired assets shall not become Excluded Assets pursuant to clauses (viii) or (xiii) of the definition thereof as set forth in the Opco Credit Agreement on the date hereof) and (ii) all assets that (A) were contributed, without consideration, by an Excluded Subsidiary to the Borrower, the Company or an Opco Subsidiary Guarantor after the Closing Date (valued at the time of such contribution) or (B) were owned at the time by an Excluded Subsidiary that became an Opco Subsidiary Guarantor after the Closing Date and that have been pledged to the Collateral Agent under and as defined in the Opco Credit Agreement (valued at the time of such guarantee); provided that any amounts specified to in clauses (i) and (ii) above shall not be used to increase any amounts set forth in the other clauses of this Section 6.05;
     (q) (i) Investments permitted under Section 6.06 and (ii) Guarantees permitted under Section 6.01;
     (r) Investments consisting of Seller’s Retained Interests in a South Central Securitization permitted by Section 6.04 and any servicing fees and other similar rights related to the South Central Securitization permitted by Section 6.04;
     (s) Investments pursuant to transactions described Section 6.08(b)(xix); and
     (t) Investments existing on the Closing Date that were made after the “Closing Date” (as defined in the Opco Credit Agreement), but only to the extent such Investments reduced the Available Amount (as defined in the Opco Credit Agreement) at the time made.
     SECTION 6.06. Limitation on Dividends. Declare or pay any dividends (other than dividends payable solely in its Capital Stock) or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent of the Borrower now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock), or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 6.05 (except for any such Investment involving the purchase of Capital Stock of the Company or, following the Holdings Reorganization and the Holdings Contribution, the Borrower from shareholders of the Company or the Borrower, as the case may be) any shares of any class of the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock) (all of the foregoing “Dividends”); provided that so long as no Default or Event of Default exists or would exist after giving effect thereto:
     (a) the Company or, following the Holdings Reorganization and the Holdings Contribution, the Borrower may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that such other class of Capital Stock contains terms and provisions at least as advantageous to the Lenders in all material respects as those contained in the Capital Stock redeemed thereby;
     (b) the Company or, following the Holdings Reorganization and the Holdings Contribution, the Borrower may repurchase shares of its Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock) held by current or former officers, directors and employees of the Company or the Borrower, as the case may be, and its applicable subsidiaries in an aggregate amount not to exceed (i) $12,000,000 in any fiscal year and (ii) $60,000,000 in the aggregate from and after the Closing Date, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements, employment agreements or shareholder agreements or termination agreements;
     (c) in addition to clause (d) below, the Borrower or any Restricted Subsidiary (and prior to the Holdings Reorganization, the Company) may declare and make distributions on its Capital Stock at any time or pay other Dividends; provided that the aggregate amount of such distributions or Dividends paid by the Borrower and any such Restricted Subsidiary (and prior to the Holdings Reorganization, the Company) pursuant to this clause (c) shall not exceed the Available Amount at the time of such distribution or Dividend;
     (d) in addition to clause (c) above, the Company or, at any time after the Holdings Reorganization and the Holdings Contribution, the Borrower (i) may declare and make distributions on its Preferred Stock pursuant to the terms of such Preferred Stock (as in effect on the Closing Date, it being understood that upon the consummation of the Holdings Reorganization the Borrower may become the issuer of such Preferred Stock), (ii) may redeem in whole or in part any of its Preferred Stock with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock (other than Disqualified Stock) and (iii) may redeem in whole or in part any of its Sponsor Preferred Stock with the net cash proceeds from Asset Sales but only to the extent such net cash proceeds were first offered to and declined by Term Lenders under (and in accordance with) the Opco Credit Agreement and not otherwise used for purposes set forth in the definition of “Retained Prepayment Amount”;
     (e) the Company or any other Restricted Subsidiary may pay any Dividend (or, in the case of any partnership or limited liability company, any similar distribution) to (i) the Borrower or any Opco Loan Party or (ii) the holders of its Equity Interests on a pro rata basis (it being understood and agreed that any such Dividend under this clause (ii) by the Company shall only be allowed following the Holdings Reorganization and the Holdings Contribution);
     (f) the Company or, following the Holdings Reorganization and the Holdings Contribution, the Borrower may make payments to holders of the Company’s or the Borrower’s, as the case may be, Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;
     (g) the Company or, following the Holdings Reorganization and the Holdings Contribution, the Borrower may enter into transactions for the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of the Company or the Borrower, as the case may be, pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by the Board of Directors of the Company or the Borrower, as the case may be);
     (h) the Borrower, the Company and/or any of their Subsidiaries may enter into transactions for the purchase, redemption, acquisition, cancellation or other retirement of preferred stock of Itiquira to effectuate the Itiquira Refinancing; and
     (i) in addition to the foregoing clauses, the Company or, following the Holdings Reorganization and the Holdings Contribution, the Borrower may pay Dividends, return capital to its shareholders or make any other distribution of property or cash to its shareholders in an aggregate amount of up to $150,000,000 in any fiscal year.
     SECTION 6.07. Limitations on Debt Payments; Restrictive Agreements. (a) Make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled payments of principal, fees and interest as and when due (to the extent not prohibited by applicable subordination provisions and whether or not such regularly scheduled payments may at the obligor’s option be paid in kind or in other securities), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, any Indebtedness (other than intercompany Indebtedness of the Borrower, the Company and their Subsidiaries), except (i) the payment of the Indebtedness created hereunder and Indebtedness under the Opco Credit Agreement, (ii) the incurrence of Indebtedness under Section 6.01 which refinances other Indebtedness that was incurred under Section 6.01 (and in connection with such refinancing the payment of any interest, fees and premiums payable in respect of the principal being refinanced), (iii) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or a Recovery Event with respect to, the property or assets securing such Indebtedness, (iv) the payment of Non-Recourse Indebtedness or Indebtedness permitted by Section 6.01(p) of an Excluded Subsidiary with internally generated cash flow of such Excluded Subsidiary, (v) any such payment or distribution in an aggregate amount not in excess of the Available Amount at the time of such payment or distribution, (vi) any such payment or distribution in an aggregate amount not in excess of the Retained Prepayment Amount at the time of such payment or distribution and (vii) the payment of Non-Recourse Indebtedness of any Restricted Subsidiary if the Lien on such property or assets of such Restricted Subsidiary securing such Non-Recourse Indebtedness shall be released and such property or assets shall become Opco Collateral and shall be pledged to the Collateral Agent under and as defined in the Opco Credit Agreement.
     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Secured Parties securing the obligations under this Agreement (it being understood that any agreement that contains general prohibitions or restrictions on the existence of Liens but expressly permits Liens in favor of the Secured Parties securing the obligations under this Agreement shall not be prohibited or otherwise limited by the covenant contained in this Section 6.07(b)); provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, (ii) customary restrictions and conditions contained in agreements relating to the purchase or sale of an asset pending such purchase or sale; provided such restrictions and conditions apply only to the asset that is to be purchased or sold and such purchase or sale is permitted hereunder, (iii) restrictions and conditions on property and assets that constitute Excluded Assets or Holdings Excluded Assets (as defined in the Collateral Agreement), (iv) restrictions or conditions existing on the Closing Date, but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition in any material respect, (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) restrictions in connection with sale and leaseback transactions permitted by Section 6.03, but only with respect to the assets subject to such transactions, (vii) customary provisions in joint venture, stockholder, membership, limited liability company or partnership agreements or organizational documents relating to joint ventures or partnerships or owners , participation, shared facility or other similar agreements relating to Project Interests and (viii) customary provisions (including negative pledges) in leases, licenses, permits and other contracts restricting the assignment thereof (whether for collateral purposes or otherwise) or otherwise restricting or affecting the property subject thereto.
     (c) Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than an Excluded Subsidiary) to (i) pay dividends or make any other distributions on its Capital Stock to the Borrower, the Company or any of the other Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower, the Company or any of the other Restricted Subsidiaries; (ii) make loans or advances to the Borrower, the Company or any of the other Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Borrower, Company or any of the other Restricted Subsidiaries. The restrictions in this Section 6.07(c) will not apply to encumbrances or restrictions existing under or by reason of:
          (A) agreements governing Existing Indebtedness and the Senior Notes as in effect on the Closing Date and any amendments, modifications, restatements, renewals, increases, supplements,

refundings, replacements or refinancings of those agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;
          (B) any Loan Document, any Opco Loan Document and the loan documentation with respect to any Revolver Refinancing Indebtedness (provided that such restrictions and conditions, when taken as a whole, are the same in all material respects as (or less restrictive than) those contained herein);
          (C) applicable law, rule, regulation or order;
          (D) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;
          (E) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of this Section 6.07(c);
          (F) any agreement for the sale or other disposition of the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
          (G) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
          (H) Liens permitted to be incurred under the provisions of Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens;
          (I) provisions limiting the disposition or distribution of assets or property in joint venture agreements, ownership, participation, shareholders, partnership or limited liability company agreements relating to Project Interests, asset sale agreements, sale-leaseback agreements, stock sale agreements, agreements governing Non-Recourse Indebtedness and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;
          (J) restrictions on cash or other deposits or net worth or other similar requirements imposed by customers under contracts entered into in connection with a Permitted Business;
          (K) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in connection with a Permitted Business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or the Restricted Subsidiaries that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not of any other asset or property of the Borrower or such Restricted Subsidiaries or the assets or property of any other Restricted Subsidiary;
          (L) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

          (M) Indebtedness of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower or another Restricted Subsidiary;
          (N) with respect to clause (iii) of this Section 6.07(c) only, restrictions encumbering property at the time such property was acquired by the Borrower or any of the Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; and
          (O) any encumbrance or restriction of the type referred to in clauses (i), (ii) or (iii) of this Section 6.07(c) (except to the extent that any of clauses (A) through (N) of this Section 6.07(c) refers or applies only to certain of such clauses (i), (ii) or (iii), and, in such case, only to such applicable clause), imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) of this Section 6.07(c); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, when taken as a whole, in the good faith judgment of the Chief Financial Officer of the Borrower or the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
     SECTION 6.08. Transactions with Affiliates. (a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”), unless (i) the Affiliate Transaction is on terms that are no less favorable to the Borrower (as reasonably determined by the Borrower) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and (ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, a resolution of the Board of Directors of the Borrower attached to an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) of this Section and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors.
     (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of this Section:
          (i) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Borrower in good faith;
          (ii) transactions between or among the Company and the other Opco Loan Parties and any transactions pursuant to Section 9.22 of the Opco Credit Agreement (as it exists on the date hereof);
          (iii) transactions between or among Excluded Subsidiaries, and any Guarantee, guarantee and/or other credit support provided by the Company and/or any other Restricted Subsidiary in respect of any Subsidiary or any Minority Investment so long as all holders of Equity Interests in such Minority Investment (including the Company or other Restricted Subsidiary, as applicable) shall participate directly or indirectly in such applicable Guarantee, guarantee and/or other credit support or shall provide a commitment in respect of any related obligation, in each case, on a pro rata basis relative to their Equity Interests in such Minority Investment; provided that any such transaction shall be fair and reasonable and beneficial to the Company and its Restricted Subsidiaries (taken as a whole) and consistent with Prudent Industry Practice;
          (iv) payment of reasonable fees and other compensation to directors who are not otherwise Affiliates of the Borrower;
          (v) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower or the Restricted Subsidiaries to Affiliates of the Borrower;
          (vi) Investments or Dividends that do not violate Section 6.05 or 6.06 hereof;
          (vii) any agreement in effect as of the Closing Date or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Lenders than the original agreement as in effect on the Closing Date;
          (viii) payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by the Board of Directors of the Borrower in good faith;
          (ix) the existence of, or the performance by the Borrower, the Company or any of the other Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company, the Borrower or any of the other Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the Lenders than such existing agreement in any material respect;
          (x) transactions permitted by, and complying with, the provisions of Section 6.04(a);
          (xi) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party;
          (xii) any repurchase, redemption or other retirement of Capital Stock of the Company or, following the Holdings Reorganization and the Holdings Contribution, the Borrower held by employees of the Company or the Borrower, as the case may be, or any of its applicable subsidiaries at a price not in excess of the Fair Market Value thereof;
          (xiii) [Reserved];
          (xiv) back-to-back transactions, O&M agreements and construction management agreements, technical and other service agreements, in each case between or among Restricted Subsidiaries entered into in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are on terms no less favorable to the relevant Restricted Subsidiary (as reasonably determined by it) than those that would have been obtained in a comparable transaction by such Restricted Subsidiary with an unrelated Person;
          (xv) transactions relating to management, administrative or technical services between the Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries;
          (xvi) the Guarantee of Permitted Itiquira Indebtedness to the extent permitted by Section 6.01(i);
          (xvii) the issuance of letters of credit under the Opco Credit Agreement, or letters of credit pursuant to other financing facilities, to support the obligations of any Excluded Subsidiary;
          (xviii) any South Central Securitization permitted by Section 6.04;
          (xix) back-to-back transactions, energy management or energy marketing services agreements and agency agreements in each case between NRG Power Marketing and any Restricted Subsidiary entered into in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are on terms no less favorable to NRG Power Marketing (as reasonably determined by it) than those that would have been obtained in a comparable transaction by NRG Power Marketing with an unrelated person;
          (xx) any tax sharing agreement between or among the Borrower, the Company and their Subsidiaries so long as such tax sharing agreement is on fair and reasonable terms with respect to each participant therein; and
          (xxi) any agreement to do any of the foregoing.
     SECTION 6.09. Business Activities. Fundamentally and substantively alter the character of the business of the Borrower, the Company and their Subsidiaries, taken as a whole, from the Permitted Business.
     SECTION 6.10. Other Indebtedness and Agreements. Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower, the Company or any of their Subsidiaries (other than in respect of any Specified Hedging Agreement or any Opco Specified Hedging Agreement and Material Indebtedness between the Borrower, the Company and their Subsidiaries or between Subsidiaries or the Borrower or the Company) is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Borrower, the Company and their Subsidiaries, taken as a whole, or the Lenders.
     SECTION 6.11. Designation of Restricted and Unrestricted Subsidiaries and Excluded Subsidiaries. (a) The Board of Directors of the Borrower (or any committee expressly authorized by the Board of Directors of the Borrower) may designate any Restricted Subsidiary (other than, if such Restricted Subsidiary is a subsidiary of the Company, a subsidiary constituting or owning Core Collateral) to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default; provided that, notwithstanding anything in this Agreement to the contrary, at all times that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall be outstanding the Company and the Opco Restricted Subsidiaries shall be (or shall be deemed to be) Restricted Subsidiaries of the Borrower hereunder. If a Restricted Subsidiary (other than an Excluded Subsidiary that becomes an Excluded Subsidiary after the Closing Date) is designated as an

Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary of the Borrower designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Investments under Sections 6.05(h) (if applicable), 6.05(l) or 6.05(p) (it being understood and agreed that (i) at all times that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall be outstanding any such designation pursuant to this sentence may only be made if (and shall be made at each time that) such a designation is also made to designate such applicable Subsidiary as an Opco Unrestricted Subsidiary under the Opco Credit Agreement and (ii) the Company may not be designated as an Unrestricted Subsidiary at any time). Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or Event of Default (it being understood and agreed that at all times that any Indebtedness (other than contingent obligations not then due and payable) under the Opco Credit Agreement shall be outstanding any such a redesignation pursuant to this sentence may only be made if (and shall be made at each time that) such a redesignation is also made to redesignate such applicable Subsidiary as an Opco Restricted Subsidiary under the Opco Credit Agreement).
     SECTION 6.12. [Reserved].
     SECTION 6.13. [Reserved].
     SECTION 6.14. [Reserved].
     SECTION 6.15. Fiscal Year. With respect to the Borrower or the Company, change its fiscal year-end to a date other than December 31.
ARTICLE VII.
Events of Default
     In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document (other than those specified in clause (l) below) or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document by the Borrower, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of any interest on any Term Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
     (d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.01(a), 5.05, 5.08 or 5.11 or in Article VI;

     (e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above or clause (l) below) and such default shall continue unremedied for a period of 45 days after notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower;
     (f) the Borrower or any Restricted Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further that clause (i) and (ii) shall not apply to (A) Designated Non-Recourse Indebtedness and (B) any other Non-Recourse Indebtedness of the Borrower, the Company and the other Restricted Subsidiaries (except to the extent that the Borrower, the Company or any of the other Restricted Subsidiaries that are not parties to such Non-Recourse Indebtedness becomes directly or indirectly liable, including pursuant to any contingent obligation, for any Indebtedness thereunder and such liability, individually or in the aggregate, exceeds $125,000,000);
     (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower, the Company or any of the other Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian of the Borrower, the Company or any of the other Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Borrower, the Company or any of the other Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Borrower, the Company or any of the other Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary; and, in each of clauses (i), (ii) or (iii), the order or decree remains unstayed and in effect for 60 consecutive days;
     (h) the Borrower, the Company or any of the other Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries) that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;
     (i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (excluding therefrom any amount covered by insurance) shall be rendered against the Borrower, the Company or any other Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower, the Company or any of the other Restricted Subsidiaries to enforce any such judgment;

provided that this clause (i) shall not apply to (A) Designated Non-Recourse Indebtedness and (B) any other Non-Recourse Indebtedness of the Borrower, the Company and the other Restricted Subsidiaries (except to the extent that the Borrower, the Company or any of the other Restricted Subsidiaries that are not parties to such Non-Recourse Indebtedness becomes directly or indirectly liable, including pursuant to any contingent obligation, for any Indebtedness thereunder and such liability, individually or in the aggregate, exceeds $125,000,000;
     (j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $100,000,000; provided, however, that the parties acknowledge and agree that that certain Irrevocable Standby Letter of Credit (or any renewal, extension or replacement thereof that does not increase the face amount thereof) issued by the Sumitomo Mitsui Banking Corporation in favor of the Benefits Committee of the Texas Genco Retirement Plan, dated as of June 28, 2005, for an amount not exceeding $54,900,000, shall not be deemed to be a liability for purposes of determining whether the $100,000,000 threshold set in this clause (j) of Article VII is exceeded (but that any other letter of credit or other security provided pursuant to Section 401(a)(29) of the Tax Code that constitutes an ERISA Event shall be deemed to be a liability for purposes of this Article VII);
     (k) [Reserved];
     (l) material breach by the Borrower of any material representation or warranty or covenant, condition or agreement in the Security Documents, the repudiation by the Borrower of any of its material obligations under any of the Security Documents or the unenforceability of any of the Security Documents against the Borrower for any reason with respect to Collateral having an aggregate Fair Market Value of $50,000,000 or more in the aggregate; or
     (m) there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, terminate forthwith the Term Loan Commitments, declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; and in any event with respect to an event in respect of the Borrower described in paragraph (g) or (h) above, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity.

     Without limitation of, and after giving effect to, Section 6.7 of the Collateral Agreement, all proceeds received by the Administrative Agent or the Collateral Agent, as the case may be, from any Person in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Security Document shall be held by the Administrative Agent or the Collateral Agent as Collateral for, and applied in full or in part by the Administrative Agent or the Collateral Agent against, the applicable obligations hereunder then due and owing in the following order of priority: first, to the ratable payment of all costs and expenses of such sale, collection or other realization, including reasonable and documented fees, costs and expenses of the Agents and their agents and counsel, and all other expenses, liabilities and advances made or incurred by the Agents in connection therewith, and all amounts in each case for which such Agents are entitled to payment, reimbursement or indemnification under the Loan Documents (in their capacity as such), and to the payment of all costs and expenses paid or incurred by the Agents in connection with the exercise of any right or remedy under the Loan Documents, all in accordance with the terms of the Loan Documents second, to the extent of any excess proceeds, to the payment of all other obligations hereunder and under the other Loan Documents for the ratable benefit of the holders thereof; and third, to the extent of any excess proceeds, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
ARTICLE VIII.
The Agents and the Arrangers
     Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized by the Lenders to execute any and all documents (including releases and the Security Documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
     Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate thereof as if it were not an Agent hereunder.
     No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as any Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), in each case, in the absence of its own gross negligence or willful misconduct. No

Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right to appoint a successor, subject to the Borrower’s approval (not to be unreasonably withheld or delayed) so long as no Default or Event of Default shall have occurred and be continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
     Each of the Syndication Agent and each Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.
     Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
     To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
ARTICLE IX.
Miscellaneous
     SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to the Borrower, to it at NRG Holdings, Inc. c/o NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540, Attention of Treasurer, Chief Financial Officer and General Counsel (Fax No. (609) 524-4501);
     (b) if to the Administrative Agent or the Collateral Agent, to Credit Suisse, 7200 Kit Creek Road – Building 11, Raleigh, North Carolina 27709, Attention of Sean L. Portrait (Fax No. (919) 994-6369; Email: sean.portrait@credit-suisse.com); and
     (c) if to a Lender, to it at its address (or fax number) set forth in the Lender Addendum or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.
     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect (but such representations and warranties shall be deemed made by the Borrower only at such times and as of such dates as set forth in Section 4.01(b)) as long as the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable (other than indemnification and other contingent obligations that are not then due and payable) under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Term Loan Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 2.21 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.
     SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
     SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided, however, that (i)(x) except in the case of an assignment of a Term Loan to a Lender or an Affiliate or Related Fund of a Lender, each of the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent in each case shall not be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required for any assignment (1) during the continuance of any Event of Default, (2) during the initial syndication of the Term Loans and the Term Loan Commitments or (3) in the case of any assignment that is made after the Funding Date and (y) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the amount of the Term Loan Commitment or Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans, as the case may be and Related Funds shall be aggregated for this purpose), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (x) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC, or (y) manually executed and delivered) and (iii) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. No Lender is permitted to assign all or any portion of its interests, rights or obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at any time owing to it) except as specifically set forth in the immediately preceding sentence and any purported assignment not in conformity therewith shall be null and void. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 2.14, 2.16, 2.20, 2.21 and 9.05, as well as to any Fees accrued for its account and not yet paid). Notwithstanding the foregoing, an assignment by a Lender to one of its Affiliates or Related Funds will be effective, valid, legal and binding without regard to whether the assignor has delivered an Assignment and Acceptance or Administrative Questionnaire to the Administrative Agent (and the acceptance and recordation thereof under paragraph (e) of this Section shall not be required); provided that the Administrative Agent and the Borrower shall be entitled to deal solely with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.
     (c) By executing and delivering (to the Administrative Agent or the assigning Lender in the case of an assignment by a Lender to one of its Affiliates or Related Funds pursuant to the last sentence of paragraph (b) of this Section) an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, and the outstanding balances of its Term Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and one or more registers for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment made in accordance with the last sentence of paragraph (b) of this Section that is not reflected in the Register, the assigning Lender shall maintain a comparable register reflecting such assignment.
     (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and, if required, the written consent of the

Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). Notwithstanding the foregoing, an assignment by a Lender to an Affiliate or Related Fund pursuant to the last sentence of paragraph (b) of this Section shall not be required to be recorded in the Register to be effective; provided that (i) such assignment is recorded in a comparable register maintained by the assignor as provided in paragraph (b) of this Section and (ii) the Administrative Agent and the Borrower shall be entitled to deal solely and directly with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.
     (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions and related obligations contained in Sections 2.14, 2.16, 2.20 and 2.21 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans, increasing or extending the Term Loan Commitments or releasing all or substantially all of the Collateral).
     (g) Any Lender or participant may, in connection with any assignment, pledge or participation or proposed assignment, pledge or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
     (h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, and, in the case of any Lender that is a fund that invests in bank loans, such Lender may collaterally assign all or any portion of its rights under this Agreement to any holder of, trustee for, or other representative of any holders of, obligations owed or securities issued by such fund as security for such obligations or securities; provided that no such assignment described in this clause (h) shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
     (j) No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
     SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent and the Arrangers, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated); provided that the Borrower shall not be responsible for the reasonable fees, charges and disbursements of more than one separate law firm (in addition to one local counsel per relevant jurisdiction or special counsel, including special workout or regulatory counsel) pursuant to its obligations under this sentence only. The Borrower also agrees to pay all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Term Loans made hereunder, including the fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel (including special workout counsel) for the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers or any Lender.
     (b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials, or any non-compliance with Environmental Law, on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or except to the extent such dispute is between Indemnitees (other than any dispute between an Indemnitee in its capacity as an Arranger or Agent and other Indemnitee as a Lender).
     (c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Syndication Agent or the Arrangers under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Syndication Agent or the Arrangers, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Syndication Agent or the Arrangers in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Term Loan Commitments at the time.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and it hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.
     (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers or any Lender. All amounts due under this Section 9.05 shall be payable promptly upon written demand therefor.
     SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     SECTION 9.08. Waivers; Amendment; Replacement of Non-Consenting Lenders. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that (A) notwithstanding the foregoing, the Administrative Agent, acting in its sole discretion, and the Borrower may (without the consent of any Lender) amend or supplement this Agreement and the other Loan Documents to cure any ambiguity, defect or inconsistency or to make a modification of a minor or technical nature or to correct a manifest error and (B) no such agreement described above in this paragraph (b) shall (i) decrease or forgive the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Term Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the Term Loan Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Sections 2.02, 2.09 and 2.18 requiring ratable distribution or sharing or ratable funding, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders” without the prior written consent of each Lender, (iv) except upon payment in full of the obligations hereunder (except for contingent obligations or indemnities not yet accrued as of such time), release all or substantially all of the Collateral, except in connection with a disposition expressly permitted under the Loan Documents, without the prior written consent of each Lender or (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.
     (c) Each Lender grants (i) to the Administrative Agent the right (with the prior written consent of the Borrower) to purchase all of such Lender’s Term Loan Commitments and Term Loans owing to it and any related promissory notes held by it and all its rights and obligations hereunder and under the other Loan Documents and (ii) to the Borrower the right to cause an assignment of all of such Lender’s Term Loan Commitments and Term Loans owing to it and any related promissory notes held by it and all its rights and obligations hereunder and under the other Loan Documents to one or more eligible assignees pursuant to Section 9.04, which right may be exercised by the Administrative Agent or the Borrower, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, modification, termination, waiver or consent which requires the written consent of Lenders other than the Required Lenders and to which the Required Lenders and the Borrower have otherwise agreed; provided that such Non-Consenting Lender shall receive in connection with such purchase or assignment, payment equal to the aggregate amount of outstanding Term Loans owed to such Lender, together with all accrued and unpaid interest, fees and other amounts (other than indemnification and other contingent obligations not yet due and payable) owed to such Lender under the Loan Documents at such time; and provided, further, that any such assignee shall agree to such amendment, modification, termination, waiver or consent. Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercises its option under this paragraph it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04. The Borrower shall be entitled (but not obligated) to execute and deliver such agreements and documentation on behalf of such Non-Consenting Lender and any such agreements or documentation so executed by the Borrower shall be effective for all purposes of documenting an assignment pursuant to Section 9.04.
     SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.10. Entire Agreement. This Agreement, the Commitment Letter, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
     SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement or of a Lender Addendum by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
     (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) any pledgee referred to in Section

9.04(g) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and other information received from the Borrower or its Subsidiaries and related to the Borrower or its business, other than any such financial statements, certificates, reports, agreements and other information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any Persons, without limitation, the tax treatment and tax structure of the Term Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders, the Arrangers or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Term Loans or the transactions contemplated by the Loan Documents.
     SECTION 9.17. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
     SECTION 9.18. Holdings Reorganization. The Lenders hereby further agree that nothing in this Agreement or the other Loan Documents shall prohibit or restrict (including as a result of a Change of Control) the Borrower or any of its Subsidiaries from entering into and consummating the Holdings Reorganization and the Holdings Contribution.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NRG HOLDINGS, INC.
By:	/s/ Clint Freeland
	Name:	Clint Freeland
	Title:	Treasurer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent
By:	/s/ James Moran
	Name:	James Moran
	Title:	Managing Director

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Associate

CITIGROUP GLOBAL MARKETS INC., as Joint Book Runner and Joint Lead Arranger
By:	/s/ Dave R. Goncher
	Name:	Dave R. Goncher
	Title:	Director

CITICORP NORTH AMERICA INC., as Syndication Agent
By:	/s/ Dave R. Goncher
	Name:	Dave R. Goncher
	Title:	Director